Exhibit 10.2

BRIDGE TERM LOAN CREDIT AGREEMENT

by and among

WILMINGTON SAVINGS FUND SOCIETY, FSB,

as Agent,

THE LENDERS THAT ARE PARTIES HERETO

as the Lenders,

and

NUVERRA ENVIRONMENTAL SOLUTIONS, INC.

as Borrower

Dated as of October 5, 2018

1.	DEFINITIONS AND CONSTRUCTION		1

	1.1	Definitions	1

	1.2	Accounting Terms	1

	1.3	[Reserved]	2

	1.4	Construction	2

	1.5	Time References	3

	1.6	Schedules and Exhibits	3

2.	LOANS AND TERMS OF PAYMENT		3

	2.1	[Reserved]	3

	2.2	Term Loan	3

	2.3	Borrowing Procedures	3

	2.4	Payments; Reductions of Term Commitments; Prepayments	5

	2.5	Promise to Pay	7

	2.6	Interest Rate: Rates, Payments, and Calculations	8

	2.7	Crediting Payments	9

	2.8	Designated Account	9

	2.9	Maintenance of Loan Account; Statements of Obligations	9

	2.10	Fees	10

	2.11	[Reserved]	10

	2.12	[Reserved]	10

	2.13	Capital Requirements	10

3.	CONDITIONS; TERM OF AGREEMENT		11

	3.1	Conditions Precedent to the Initial Extension of Credit	11

	3.2	Conditions Precedent to all Extensions of Credit	11

	3.3	Reserved	12

	3.4	Effect of Maturity	12

	3.5	Conditions Subsequent	12

4.	REPRESENTATIONS AND WARRANTIES		12

	4.1	Due Organization and Qualification; Subsidiaries	12

	4.2	Due Authorization; No Conflict	13

	4.3	Governmental Consents	13

	4.4	Binding Obligations	14

-i-

	4.5	Title to Assets; No Encumbrances	14

	4.6	Litigation	14

	4.7	Compliance with Laws	14

	4.8	No Material Adverse Effect	14

	4.9	Solvency	14

	4.10	Complete Disclosure	15

	4.11	Patriot Act	15

	4.12	Margin Stock	15

	4.13	Governmental Regulation	16

	4.14	OFAC	16

	4.15	O.S.H.A.	16

	4.16	First Lien and Second Lien Loan Documents	16

5.	AFFIRMATIVE COVENANTS		16

	5.1	Financial Matters	16

	5.2	Existence	16

	5.3	Maintenance of Properties	17

	5.4	Compliance with Laws	17

	5.5	Disclosure Updates	17

	5.6	Formation of Subsidiaries	17

	5.7	Rights Offering	17

6.	[RESERVED]		18

7.	[RESERVED]		18

8.	EVENTS OF DEFAULT		18

	8.1	Payments	18

	8.2	Covenants	18

	8.3	Judgments	18

	8.4	Voluntary Bankruptcy, etc.	18

	8.5	Involuntary Bankruptcy, etc.	19

	8.6	Default Under Other Agreements	19

	8.7	Representations, etc.	19

	8.8	Guaranty	19

	8.9	[Reserved]	19

-ii-

	8.10	Loan Documents	19

	8.11	Change of Control	20

9.	RIGHTS AND REMEDIES		20

	9.1	Rights and Remedies	20

	9.2	Remedies Cumulative	20

10.	WAIVERS; INDEMNIFICATION		21

	10.1	Demand; Protest; etc.	21

	10.2	[Reserved]	21

	10.3	Indemnification	21

11.	NOTICES		22

12.	CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION		23

13.	ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS		25

	13.1	Assignments and Participations	25

	13.2	Successors	29

14.	AMENDMENTS; WAIVERS		29

	14.1	Amendments and Waivers	30

	14.2	Replacement of Certain Lenders	31

	14.3	No Waivers; Cumulative Remedies	31

15.	AGENT; THE LENDER GROUP		31

	15.1	Appointment and Authorization of Agent	31

	15.2	Delegation of Duties	32

	15.3	Liability of Agent	32

	15.4	Reliance by Agent	32

	15.5	Notice of Default or Event of Default	33

	15.6	Credit Decision	33

	15.7	Costs and Expenses; Indemnification	34

	15.8	Agent in Individual Capacity	34

	15.9	Successor Agent	35

	15.10	Lender in Individual Capacity	35

	15.11	[Reserved]	35

	15.12	Restrictions on Actions by Lenders; Sharing of Payments	35

-iii-

	15.13	[Reserved]	36

	15.14	Payments by Agent to the Lenders	36

	15.15	[Reserved]	36

	15.16	[Reserved]	36

	15.17	Several Obligations; No Liability	36

16.	WITHHOLDING TAXES		36

	16.1	Payments	36

	16.2	Exemptions	37

	16.3	Reductions	38

	16.4	Refunds	39

17.	GENERAL PROVISIONS		39

	17.1	Effectiveness	39

	17.2	Section Headings	39

	17.3	Interpretation	40

	17.4	Severability of Provisions	40

	17.5	[Reserved]	40

	17.6	Debtor-Creditor Relationship	40

	17.7	Counterparts; Electronic Execution	40

	17.8	Revival and Reinstatement of Obligations; Certain Waivers	40

	17.9	Confidentiality	41

	17.10	Survival	42

	17.11	Patriot Act	42

	17.12	Integration	43

	17.13	No Setoff	43

	17.14	Subordination Agreement	43

-iv-

EXHIBITS AND SCHEDULES

Exhibit A-1	Form of Assignment and Acceptance
Schedule A-1	Agent’s Account
Schedule A-2	Authorized Persons
Schedule C-1	Term Commitments
Schedule D-1	Designated Account
Schedule 1.1	Definitions
Schedule 3.1	Conditions Precedent
Schedule 3.5	Conditions Subsequent
Schedule 3.6	Post-Closing Items

-v-

BRIDGE TERM LOAN CREDIT AGREEMENT

THIS BRIDGE TERM LOAN CREDIT AGREEMENT (this “Agreement”), is entered into as of October 5, 2018, by and among the lenders identified on the signature pages hereof (each of such lenders, together with its successors and permitted assigns, is referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WILMINGTON SAVINGS FUND SOCIETY, FSB, as administrative agent for each member of the Lender Group (in such capacity, together with its successors and assigns in such capacity, “Agent”), NUVERRA ENVIRONMENTAL SOLUTIONS, INC., a Delaware corporation (“Borrower”) and the Guarantors party hereto.

WHEREAS, Borrower has requested, subject to the conditions set forth herein, the Lenders to extend to Borrower a $32,500,000 bridge term loan (i) to finance a portion of the purchase price for the acquisition (the “Clearwater Acquisition”) by Borrower, through its subsidiary Nuverra Ohio Disposal, LLC, of all of the membership interests of each of Clearwater Three, LLC, an Ohio limited liability company (“Clearwater Three”), Clearwater Five, LLC, an Ohio limited liability company (“Clearwater Five”), and Clearwater Solutions, LLC, an Ohio limited liability company (“Clearwater Solutions”), (ii) effectuate the prepayment of Second Lien Term Loans having an aggregate outstanding principal amount equal to $10,000,000 and (ii) for working capital, transaction expenses and other general corporate purposes; and

WHEREAS, the Lenders and the Agent have agreed to provide such bridge term loan to Borrower, on and subject to the terms and conditions set forth herein;

NOW THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. DEFINITIONS AND CONSTRUCTION.

1.1 Definitions. Capitalized terms used in this Agreement shall have the meanings specified therefor on Schedule 1.1.

1.2 Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP; provided, that if Borrower notifies Agent that Borrower requests an amendment to any provision hereof to eliminate the effect of any Accounting Change occurring after the Closing Date or in the application thereof on the operation of such provision (or if Agent notifies Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such Accounting Change or in the application thereof, then Agent and Borrower agree that they will negotiate in good faith amendments to the provisions of this Agreement that are directly affected by such Accounting Change with the intent of having the respective positions of the Lenders and Borrower after such Accounting Change conform as nearly as possible to their respective positions prior to giving effect to such Accounting Change and, until any such amendments have been agreed upon and agreed to by the Required Lenders, the provisions in this Agreement shall be calculated as if no such Accounting Change had occurred. When used herein, the term “financial statements” shall include the notes and schedules thereto. Whenever the term “Borrower” is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower and its Subsidiaries on a consolidated basis, unless the context clearly requires otherwise. Notwithstanding anything to the contrary contained herein, (a) all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof, and (b) the term “unqualified opinion” as used herein to refer to opinions or reports provided by accountants shall mean an opinion or report that is (i) unqualified, and (ii) does not include any explanation, supplemental comment, or other comment concerning the ability of the applicable Person to continue as a going concern or concerning the scope of the audit.

1.3 [Reserved].

1.4 Construction. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the terms “includes” and “including” are not limiting, and the term “or” has, except where otherwise indicated, the inclusive meaning represented by the phrase “and/or.” The words “hereof,” “herein,” “hereby,” “hereunder,” and similar terms in this Agreement or any other Loan Document refer to this Agreement or such other Loan Document, as the case may be, as a whole and not to any particular provision of this Agreement or such other Loan Document, as the case may be. Section, subsection, clause, schedule, and exhibit references herein are to this Agreement unless otherwise specified. Any reference in this Agreement or in any other Loan Document to any agreement, instrument, or document shall include all alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements, thereto and thereof, as applicable (subject to any restrictions on such alterations, amendments, changes, extensions, modifications, renewals, replacements, substitutions, joinders, and supplements set forth herein). The words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties. Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (a) the payment or repayment in full in immediately available funds of (i) the principal amount of, and interest accrued and unpaid with respect to, all outstanding Term Loans, together with the payment of any premium applicable to the repayment of the Term Loans, (ii) all Lender Group Expenses that have accrued and are unpaid regardless of whether demand has been made therefor, (iii) all fees or charges that have accrued hereunder or under any other Loan Document and are unpaid, (b) the receipt by Agent of cash collateral in order to secure any other contingent Obligations for which a claim or demand for payment has been made on or prior to such time or in respect of matters or circumstances known to Agent or a Lender at such time that are reasonably expected to result in any loss, cost, damage, or expense (including attorneys’ fees and legal expenses), such cash collateral to be in such amount as Agent reasonably determines is appropriate to secure such contingent Obligations, (c) the payment or repayment in full in immediately available funds of all other outstanding Obligations other than unasserted contingent indemnification Obligations, and (d) the termination of all of the Term Commitments of the Lenders. Any reference herein to any Person shall be construed to include such Person’s successors and assigns. Any requirement of a writing contained herein or in any other Loan Document shall be satisfied by the transmission of a Record.

1.5 Time References. Unless the context of this Agreement or any other Loan Document clearly requires otherwise, all references to time of day refer to Eastern standard time or Eastern daylight saving time, as in effect in New York, New York on such day. For purposes of the computation of a period of time from a specified date to a later specified date, the word “from” means “from and including” and the words “to” and “until” each means “to and including”; provided that, with respect to a computation of fees or interest payable to Agent or any Lender, such period shall in any event consist of at least one full day.

1.6 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

2. LOANS AND TERMS OF PAYMENT.

2.1 [Reserved].

2.2 Term Loans.

(a) Term Loan. Subject to the terms and conditions of this Agreement, on the Closing Date, each Lender with a Term Commitment agrees (severally, not jointly or jointly and severally) to make a term loan (the “Term Loan”) to Borrower in an aggregate principal amount equal to such Lender’s Pro Rata Share of the Term Commitment. The aggregate Term Commitment of all Lenders as of the Closing Date is $32,500,000.

(b) Repayment of Term Loan. The outstanding unpaid principal balance and all accrued and unpaid interest on the Term Loan shall be due and payable on the earlier of (1) the Maturity Date, and (2) the date of the acceleration of the Term Loan in accordance with the terms hereof. Any principal amount of the Term Loan that is repaid or prepaid may not be reborrowed. All principal of, interest on, and other amounts payable in respect of the Term Loan shall constitute Obligations.

2.3 Borrowing Procedures.

(a) Procedure for Borrowing Term Loans. The Borrowing of the Term Loan shall be made by a written request by an Authorized Person delivered to Agent and received by Agent no later than 12:00 p.m. Eastern on the Business Day that is three (3) Business Days prior to the requested Funding Date, specifying (A) the amount of such Borrowing, and (B) the requested Funding Date (which shall be a Business Day); provided, that Agent may, in its sole discretion, elect to accept as timely requests that are received later than 12:00 p.m. Eastern on the applicable Business Day.

(b) [Reserved.]

(c) Making of Term Loans.

(i) After receipt of a request for a Borrowing pursuant to Section 2.3(a), Agent shall notify the Lenders by telecopy, telephone, email, or other electronic form of transmission, of the requested Borrowing; such notification to be sent by 4:00 p.m. Eastern on the Business Day that is two (2) Business Days prior to the requested Funding Date. If Agent has notified the Lenders of a requested Borrowing on the Business Day that is one (1) Business Day prior to the Funding Date, then each Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, not later than 10:00 a.m. on the Business Day that is the requested Funding Date. After Agent’s receipt of the proceeds of such Term Loans from the Lenders, Agent shall make the proceeds thereof available to Borrower on the applicable Funding Date by transferring immediately available funds equal to such proceeds received by Agent to the Designated Account; provided, that, no Lender shall have an obligation to make any Term Loan, if one or more of the applicable conditions precedent set forth in Section 3 will not be satisfied on the requested Funding Date for the applicable Borrowing unless such condition has been waived. Agent shall charge to the Loan Account usual and customary fees for the wire transfer of each Borrowing.

(ii) Unless Agent receives notice from a Lender prior to 9:30 a.m. on the Business Day that is the requested Funding Date relative to a requested Borrowing as to which Agent has notified the Lenders of a requested Borrowing that such Lender will not make available as and when required hereunder to Agent for the account of Borrower the amount of that Lender’s Pro Rata Share of the Borrowing, Agent may assume that each Lender has made or will make such amount available to Agent in immediately available funds on the Funding Date and Agent may (but shall not be so required), in reliance upon such assumption, make available to Borrower a corresponding amount. If, on the requested Funding Date, any Lender shall not have remitted the full amount that it is required to make available to Agent in immediately available funds and if Agent has made available to Borrower such amount on the requested Funding Date, then such Lender shall make the amount of such Lender’s Pro Rata Share of the requested Borrowing available to Agent in immediately available funds, to Agent’s Account, no later than 10:00 a.m. on the Business Day that is the first Business Day after the requested Funding Date (in which case, the interest accrued on such Lender’s portion of such Borrowing for the Funding Date shall be for Agent’s separate account). If any Lender shall not remit the full amount that it is required to make available to Agent in immediately available funds as and when required hereby and if Agent has made available to Borrower such amount, then that Lender shall be obligated to immediately remit such amount to Agent, together with interest at the Interest Rate for each day until the date on which such amount is so remitted. A notice submitted by Agent to any Lender with respect to amounts owing under this Section 2.3(c)(ii) shall be conclusive, absent manifest error. If the amount that a Lender is required to remit is made available to Agent, then such payment to Agent shall constitute such Lender’s Term Loan for all purposes of this Agreement. If such amount is not made available to Agent on the Business Day following the Funding Date, Agent will notify Borrower of such failure to fund and, upon demand by Agent, Borrower shall pay such amount to Agent for Agent’s account, together with interest thereon for each day elapsed since the date of such Borrowing, at a rate per annum equal to the interest rate applicable at the time to the Term Loans composing such Borrowing.

(d) [Reserved].

(e) [Reserved].

(f) Notation. Agent, as a non-fiduciary agent for Borrower, shall maintain a register showing the principal amount of the Term Loans owing to each Lender, and the interests therein of each Lender, from time to time and such register shall, absent manifest error, conclusively be presumed to be correct and accurate.

(g) Independent Obligations. All Term Loans shall be made by the applicable Lenders contemporaneously and in accordance with their Pro Rata Shares of the applicable Term Commitments. It is understood that (i) no Lender shall be responsible for any failure by any other Lender to perform its obligation to make any Term Loan (or other extension of credit) hereunder, nor shall any Term Commitment of any Lender be increased or decreased as a result of any failure by any other Lender to perform its obligations hereunder, and (ii) no failure by any Lender to perform its obligations hereunder shall excuse any other Lender from its obligations hereunder.

2.4 Payments; Reductions of Term Commitments; Prepayments.

(a) Payments by Borrower.

(i) Except as otherwise expressly provided herein (including as may be provided in Section 2.4(a)(iii)), all payments by Borrower shall be made to Agent’s Account for the account of the Lender Group and shall be made in immediately available funds, no later than 1:30 p.m. on the date specified herein. Any payment received by Agent later than 1:30 p.m. shall be deemed to have been received (unless Agent, in its sole discretion, elects to credit it on the date received) on the following Business Day and any applicable interest or fee shall continue to accrue until such following Business Day.

(ii) Unless Agent receives notice from Borrower prior to the date on which any payment is due to the Lenders that Borrower will not make such payment in full as and when required, Agent may assume that Borrower has made (or will make) such payment in full to Agent on such date in immediately available funds and Agent may (but shall not be so required to), in reliance upon such assumption, distribute to each Lender on such due date an amount equal to the amount then due such Lender. If and to the extent Borrower does not make such payment in full to Agent on the date when due, each Lender severally shall repay to Agent on demand such amount distributed to such Lender, together with interest thereon at the Interest Rate for each day from the date such amount is distributed to such Lender until the date repaid.

(iii) Notwithstanding anything to the contrary in this Agreement, and provided that no Insolvency Proceeding has been commenced by or against Borrower or any Guarantor, to the extent the Subordination Agreement does not permit payment of the same in cash, the portion of any Term Loan payment attributable to principal on the Term Loan and any Repayment Fee may be made by delivering directly to the Lenders a number of shares of common stock of Borrower having a value equal to the amount of such principal or fee payment (with the value of such common stock determined based on the Designated Price thereof). Upon the commencement of an Insolvency Proceeding against Borrower or any Guarantor, the Term Loan may be paid only in cash. Borrower shall give notice to Agent setting forth the dollar equivalent of the payment in shares and, upon receipt of the shares, Lenders shall confirm in writing to Agent (A) that payment has been received and (B) the updated loan balance following the payment in shares of common stock.

(b) Apportionment and Application.

(i) So long as no Application Event has occurred and is continuing, all principal and interest payments received by Agent (regardless of whether such payment is in the form of cash or shares of common stock) shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Term Commitment or Obligation to which a particular fee or expense relates. Subject to Section 2.4(b)(iv) and Section 2.4(e), all payments to be made hereunder by Borrower (regardless of whether such payment is in the form of cash or shares of common stock) shall be remitted to Agent and all such payments (unless required to be applied to the Secured Obligations pursuant to the Subordination Agreement) shall be applied, so long as no Application Event has occurred and is continuing, to reduce the balance of the Term Loans outstanding and, thereafter, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(ii) At any time that an Application Event has occurred and is continuing, all payments remitted to Agent shall be applied as follows:

(A) first, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to Agent under the Loan Documents, until paid in full,

(B) second, ratably, to pay any fees or premiums then due to Agent under the Loan Documents until paid in full,

(C) third, ratably, to pay any Lender Group Expenses (including cost or expense reimbursements) or indemnities then due to any of the Lenders under the Loan Documents, until paid in full,

(D) fourth, ratably, to pay any fees or premiums then due to any of the Lenders under the Loan Documents until paid in full,

(E) fifth, ratably, to pay interest accrued in respect of the Term Loans until paid in full,

(F) sixth, ratably, to pay the principal of all Term Loans until paid in full,

(G) seventh, to pay any other Obligations, and

(H) eighth, to Borrower (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

(iii) Agent promptly shall distribute to each Lender, pursuant to the applicable wire instructions received from each Lender in writing, such funds as it may be entitled to receive.

(iv) In each instance, so long as no Application Event has occurred and is continuing, Section 2.4(b)(i) shall not apply to any payment made by Borrower to Agent and specified by Borrower to be for the payment of specific Obligations then due and payable (or prepayable) under any provision of this Agreement or any other Loan Document.

(v) For purposes of Section 2.4(b)(ii), “paid in full” of a type of Obligation means, payment in cash or immediately available funds of all amounts owing on account of such type of Obligation, including interest accrued after the commencement of any Insolvency Proceeding, default interest, interest on interest, and expense reimbursements, irrespective of whether any of the foregoing would be or is allowed or disallowed in whole or in part in any Insolvency Proceeding.

(vi) In the event of a direct conflict between the priority provisions of this Section 2.4 and any other provision contained in this Agreement or any other Loan Document, it is the intention of the parties hereto that such provisions be read together and construed, to the fullest extent possible, to be in concert with each other. In the event of any actual, irreconcilable conflict that cannot be resolved as aforesaid, if the conflict relates to the provisions of this Section 2.4, then the provisions of this Section 2.4 shall control and govern.

(c) Reduction of Term Loan Commitments. The Term Commitments shall terminate upon the making of the Term Loan on the Closing Date.

(d) Optional Prepayments. Borrower may prepay the Term Loans at any time, in whole or in part, plus accrued and unpaid interest on the principal amount being prepaid to the prepayment date and all fees, costs, expenses and other amounts related thereto. Each prepayment of the Term Loan shall be applied to the remaining installments of principal due on the Term Loan pro rata among such remaining installments.

(e) Mandatory Prepayment. Concurrently with the completion of the Rights Offering, Borrower shall prepay the outstanding principal amount of the Term Loan, plus accrued and unpaid interest thereon and all fees, costs, expenses and other amounts related thereto, in accordance with Section 2.4(f) in an amount equal to 100% of the Net Cash Proceeds received from such Rights Offering.

(f) Application of Payments. Each prepayment pursuant to Section 2.4(e) shall, (A) so long as no Application Event shall have occurred and be continuing, be applied solely to the outstanding principal amount of the Term Loan and (B) if an Application Event shall have occurred and be continuing, be applied in the manner set forth in Section 2.4(b)(ii).

2.5 Promise to Pay.

(a) Borrower agrees to pay the Lender Group Expenses on the earlier of (i) the first day of the month following the date on which the applicable Lender Group Expenses were first incurred or (ii) the date on which demand therefor is made by Agent (upon the written instruction of the Required Lenders) (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of Section 2.6(d) shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (ii)); Borrower promises to pay all of the Obligations (including principal, interest, premiums, if any, fees, costs, and expenses (including Lender Group Expenses)) in full on the Maturity Date or, if earlier, on the date on which the Obligations become due and payable pursuant to the terms of this Agreement. Borrower agrees that (i) its obligations contained in the first sentence of this Section 2.5 shall survive payment or satisfaction in full of all other Obligations and (ii) all payments of the Lender Group Expenses shall be nonrefundable under all circumstances.

(b) Any Lender may request that any portion of its Term Commitments or the Term Loans made by it be evidenced by one or more promissory notes. In such event, Borrower shall execute and deliver to such Lender the requested promissory notes payable to the order of such Lender in a form furnished by such Lender and reasonably satisfactory to Borrower. Thereafter, the portion of the Term Commitments and Term Loans evidenced by such promissory notes and interest thereon shall at all times be represented by one or more promissory notes in such form payable to the order of the payee named therein.

2.6 Interest Rate: Rates, Payments, and Calculations.

(a) Interest Rate. Except as provided in Section 2.6(c), the Term Loans shall bear interest at a per annum rate equal to the Interest Rate, payable in cash on the dates set forth in Section 2.6(d).

(b) [Reserved].

(c) Default Rate. Upon the occurrence and during the continuation of (A) an Event of Default described in Section 8.4 or Section 8.5, automatically, and (B) any other Event of Default, at the election of the Required Lenders in their sole discretion, all Term Loans, and Obligations that have been charged to the Loan Account pursuant to the terms hereof, shall bear interest at a per annum rate equal to three (3) percentage points above the per annum rate otherwise applicable thereunder.

(d) Payment. Except to the extent provided to the contrary in Section 2.10, (i) all interest and all other fees payable hereunder or under any of the other Loan Documents shall be due and payable in cash, in arrears, on the first Business Day of each month and (ii) all costs and expenses payable hereunder or under any of the other Loan Documents, and all Lender Group Expenses shall be due and payable on the earlier of (x) the first day of the month following the date on which the applicable costs, expenses, or Lender Group Expenses were first incurred or (y) the date on which demand therefor is made by Agent (it being acknowledged and agreed that any charging of such costs, expenses or Lender Group Expenses to the Loan Account pursuant to the provisions of the following sentence shall be deemed to constitute a demand for payment thereof for the purposes of this subclause (y)). Borrower hereby authorizes Agent, from time to time without prior notice to Borrower, to charge to the Loan Account (A) on the first day of each month, all interest accrued during the prior month on the Term Loans hereunder, (B) as and when incurred or accrued, all fees and costs provided for in Section 2.10, (C) as and when due and payable, all other fees payable hereunder or under any of the other Loan Documents, (D) as and when incurred or accrued, all other Lender Group Expenses, and (E) as and when due and payable, all other payment obligations payable under any Loan Document. All amounts (including interest, fees, costs, expenses, Lender Group Expenses, or other amounts payable hereunder or under any other Loan Document) charged to the Loan Account shall thereupon constitute Obligations hereunder and shall accrue interest at the rate(s) then applicable to Term Loans.

(e) Computation. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a 360-day year, in each case, for the actual number of days elapsed in the period during which the interest or fees accrue.

(f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and the Lender Group, in executing and delivering this Agreement, intend legally to agree upon the rate or rates of interest and manner of payment stated within it; provided, that, anything contained herein to the contrary notwithstanding, if such rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto, as of the date of this Agreement, Borrower is and shall be liable only for the payment of such maximum amount as is allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

2.7 Crediting Payments. Subject to Section 2.4(a)(iii), the receipt of any payment item by Agent shall not be required to be considered a payment on account unless such payment item is a wire transfer of immediately available federal funds made to Agent’s Account or unless and until such payment item is honored when presented for payment. Should any payment item not be honored when presented for payment, then Borrower shall be deemed not to have made such payment and interest shall be calculated accordingly. Anything to the contrary contained herein notwithstanding, but subject to Section 2.4(a)(iii), any payment item shall be deemed received by Agent only if it is received into Agent’s Account on a Business Day on or before 1:30 p.m. If any payment item is received into Agent’s Account on a non-Business Day or after 1:30 p.m. on a Business Day (unless Agent, in its sole discretion, elects to credit it on the date received), it shall be deemed to have been received by Agent as of the opening of business on the immediately following Business Day.

2.8 Designated Account. Agent is authorized to make the Term Loans under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Person or, without instructions, if pursuant to Section 2.6(d). Borrower agrees to establish and maintain the Designated Account with the Designated Account Bank for the purpose of receiving the proceeds of the Term Loans requested by Borrower and made by Agent or the Lenders hereunder. Unless otherwise agreed by Agent and Borrower, any Term Loan requested by Borrower and made by Agent or the Lenders hereunder shall be made to the Designated Account.

2.9 Maintenance of Loan Account; Statements of Obligations. Agent shall maintain an account on its books in the name of Borrower (the “Loan Account”) on which Borrower will be charged with the Term Loans made by Agent or the Lenders to Borrower or for Borrower’s account, and with all other payment Obligations hereunder or under the other Loan Documents, including, accrued interest, fees and expenses, and Lender Group Expenses. In accordance with

Section 2.7, the Loan Account will be credited with all payments received by Agent from Borrower or for Borrower’s account. Agent shall make available to Borrower monthly statements regarding the Loan Account, including the principal amount of the Term Loans, interest accrued hereunder, fees accrued or charged hereunder or under the other Loan Documents, and a summary itemization of all charges and expenses constituting Lender Group Expenses accrued hereunder or under the other Loan Documents, and each such statement, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and the Lender Group unless, within 30 days after Agent first makes such a statement available to Borrower, Borrower shall deliver to Agent written objection thereto describing the error or errors contained in such statement.

2.10 Fees. Borrower shall pay to Agent, for the account of Agent, as and when due and payable under the terms of the Fee Letter, the fees set forth in the Fee Letter.

2.11 [Reserved].

2.12 [Reserved].

2.13 Capital Requirements.

(a) If, after the date hereof, any Lender determines that (i) any Change in Law regarding capital or reserve requirements for banks or bank holding companies or (ii) compliance by such Lender, or their respective parent bank holding companies, with any guideline, request or directive of any Governmental Authority regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on such Lender’s, or such holding companies’ capital as a consequence of such Lender’s commitments, Term Loans, participations or other obligations hereunder to a level below that which such Lender, or such holding companies could have achieved but for such Change in Law or compliance (taking into consideration such Lender’s, or such holding companies’ then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify Borrower and Agent thereof. Following receipt of such notice, Borrower agrees to pay such Lender on demand the amount of such reduction of return of capital as and when such reduction is determined, payable within 30 days after presentation by such Lender of a statement in the amount and setting forth in reasonable detail such Lender’s calculation thereof and the assumptions upon which such calculation was based (which statement shall be deemed true and correct absent manifest error). In determining such amount, such Lender may use any reasonable averaging and attribution methods. Failure or delay on the part of any Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s right to demand such compensation; provided that Borrower shall not be required to compensate a Lender pursuant to this Section for any reductions in return incurred more than 180 days prior to the date that such Lender notifies Borrower of such Change in Law giving rise to such reductions and of such Lender’s intention to claim compensation therefor; provided further that if such claim arises by reason of the Change in Law that is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(b) If any Lender requests additional or increased costs referred to in Section 2.13(a) (such Lender, an “Affected Lender”), then such Affected Lender shall use reasonable efforts to promptly designate a different one of its lending offices or to assign its rights and obligations hereunder to another of its offices or branches, if (i) in the reasonable judgment of such Affected Lender, such designation or assignment would eliminate or reduce amounts payable pursuant to Section 2.13(a) and (ii) in the reasonable judgment of such Affected Lender, such designation or assignment would not subject it to any material unreimbursed cost or expense and would not otherwise be materially disadvantageous to it. Borrower agrees to pay all reasonable out-of-pocket costs and expenses incurred by such Affected Lender in connection with any such designation or assignment. If, after such reasonable efforts, such Affected Lender does not so designate a different one of its lending offices or assign its rights to another of its offices or branches so as to eliminate Borrower’s obligation to pay any future amounts to such Affected Lender pursuant to Section 2.13(a), then Borrower (without prejudice to any amounts then due to such Affected Lender under Section 2.13(a)) may, unless prior to the effective date of any such assignment the Affected Lender withdraws its request for such additional amounts under Section 2.13(a), substitute a Lender, in each case, reasonably acceptable to Agent to purchase the Obligations owed to such Affected Lender and such Affected Lender’s commitments hereunder (a “Replacement Lender”), and if such Replacement Lender agrees to such purchase, such Affected Lender shall assign to the Replacement Lender its Obligations and commitments, and upon such purchase by the Replacement Lender, which such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement.

(c) Notwithstanding anything herein to the contrary, the protection of Section 2.13 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the law, rule, regulation, judicial ruling, judgment, guideline, treaty or other change or condition which shall have occurred or been imposed, so long as it shall be customary for issuing banks or lenders affected thereby to comply therewith. Notwithstanding any other provision herein, no Lender shall demand compensation pursuant to this Section 2.13 if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any.

3. CONDITIONS; TERM OF AGREEMENT.

3.1 Conditions Precedent to the Initial Extension of Credit. The obligation of each Lender to make its initial Term Loan is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the conditions precedent set forth on Schedule 3.1.

3.2 Conditions Precedent to all Extensions of Credit. The obligation of the Lender Group (or any member thereof) to make any Term Loans hereunder at any time shall be subject to the following conditions precedent:

(a) the representations and warranties of Borrower and its Subsidiaries contained in this Agreement or in the other Loan Documents shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on and as of the date of such extension of credit, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

(b) no Default or Event of Default shall have occurred and be continuing on the date of such extension of credit, nor shall either result from the making thereof; and

(c) the receipt by Agent from Borrower of a request for Borrowing pursuant to the requirements of Section 2.3(a).

3.3 Reserved.

3.4 Effect of Maturity. On the Maturity Date, the applicable commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrower shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Term Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document.

3.5 Conditions Subsequent. The obligation of the Lender Group (or any member thereof) to continue to make Term Loans is subject to the fulfillment, on or before the date applicable thereto, of the conditions subsequent set forth on Schedule 3.5 (the failure by Borrower to so perform or cause to be performed such conditions subsequent as and when required by the terms thereof (unless such date is extended, in writing, by the Required Lenders), shall constitute an Event of Default).

4. REPRESENTATIONS AND WARRANTIES.

In order to induce the Lender Group to enter into this Agreement, Borrower makes the following representations and warranties to the Lender Group which shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the Closing Date, and shall be true, correct, and complete, in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof), as of the date of the making of each Term Loan made thereafter, as though made on and as of the date of such Term Loan (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date) and such representations and warranties shall survive the execution and delivery of this Agreement:

4.1 Due Organization and Qualification; Subsidiaries.

(a) Each Loan Party (i) is duly organized and existing and in good standing under the laws of the jurisdiction of its organization, (ii) is qualified to do business in any state where the failure to be so qualified could reasonably be expected to result in a Material Adverse Effect, and (iii) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Loan Documents to which it is a party and to carry out the transactions contemplated thereby.

(b) Except as may be required under Borrower’s equity incentive and compensation plans or agreements, Borrower is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Equity Interests or any security convertible into or exchangeable for any of its Equity Interests.

(c) All of the outstanding Equity Interests of each Subsidiary of Borrower has been validly issued and is fully paid and non-assessable.

(d) Except as set forth on Schedule 4.1(d), there are no subscriptions, options, warrants, or calls relating to any shares of Borrower’s or its Subsidiaries’ Equity Interests, including any right of conversion or exchange under any outstanding security or other instrument.

4.2 Due Authorization; No Conflict.

(a) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party have been duly authorized by all necessary action on the part of such Loan Party.

(b) As to each Loan Party, the execution, delivery, and performance by such Loan Party of the Loan Documents to which it is a party do not and will not (i) violate any material provision of federal, state, or local law or regulation applicable to any Loan Party or its Subsidiaries, the Governing Documents of any Loan Party or its Subsidiaries, or any order, judgment, or decree of any court or other Governmental Authority binding on any Loan Party or its Subsidiaries, (ii) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under any material agreement of any Loan Party or its Subsidiaries where any such conflict, breach or default could individually or in the aggregate reasonably be expected to have a Material Adverse Effect, (iii) result in or require the creation or imposition of any Lien of any nature whatsoever upon any assets of any Loan Party, other than Permitted Liens (as defined in the Second Lien Credit Agreement), or (iv) require any approval of any holder of Equity Interests of a Loan Party or any approval or consent of any Person under any material agreement of any Loan Party, other than consents or approvals that have been obtained and that are still in force and effect and except, in the case of material agreements, for consents or approvals, the failure to obtain could not individually or in the aggregate reasonably be expected to cause a Material Adverse Effect.

4.3 Governmental Consents. The execution, delivery, and performance by each Loan Party of the Loan Documents to which such Loan Party is a party and the consummation of the transactions contemplated by the Loan Documents do not and will not require any registration with, consent, or approval of, or notice to, or other action with or by, any Governmental Authority, other than registrations, consents, approvals, notices, or other actions that have been obtained and that are still in force and effect.

4.4 Binding Obligations. Each Loan Document has been duly executed and delivered by each Loan Party that is a party thereto and is the legally valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

4.5 Title to Assets; No Encumbrances. Each of the Loan Parties and its Subsidiaries has (a) good, sufficient and legal title to (in the case of fee interests in Real Property), (b) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (c) good and marketable title to (in the case of all other personal property), all of their respective assets reflected in their most recent financial statements, in each case except for assets disposed of since the date of such financial statements to the extent permitted hereby. All of such assets are free and clear of Liens, except for Permitted Liens (as defined in the Second Lien Credit Agreement).

4.6 Litigation. There are no actions, suits, or proceedings pending or, to the knowledge of Borrower, after due inquiry, threatened in writing against a Loan Party or any of its Subsidiaries that either individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

4.7 Compliance with Laws. No Loan Party nor any of its Subsidiaries (a) is in violation of any applicable laws, rules, regulations, executive orders, or codes (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect.

4.8 No Material Adverse Effect. All historical financial statements relating to the Loan Parties and their Subsidiaries that have been delivered by Borrower to Agent have been prepared in accordance with GAAP (except, in the case of unaudited financial statements, for the lack of footnotes and being subject to year-end audit adjustments) and present fairly in all material respects, the Loan Parties’ and their Subsidiaries’ consolidated financial condition as of the date thereof and results of operations for the period then ended. Since April 30, 2017, no event, circumstance, or change has occurred that has or could reasonably be expected to result in a Material Adverse Effect with respect to the Loan Parties and their Subsidiaries, other than (i) as customarily resulting from the commencement of petitions for relief similar to the Bankruptcy Cases and (ii) as contemplated in Borrower’s business plan delivered to the Lenders prior to July 28, 2017.

4.9 Solvency.

(a) Each Loan Party is Solvent.

(b) No transfer of property is being made by any Loan Party and no obligation is being incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of such Loan Party.

4.10 Complete Disclosure. All factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender (including all information contained in the Schedules hereto or in the other Loan Documents) for purposes of or in connection with this Agreement or the other Loan Documents, and all other such factual information taken as a whole (other than forward-looking information and projections and information of a general economic nature and general information about Borrower’s industry) hereafter furnished by or on behalf of a Loan Party or its Subsidiaries in writing to Agent or any Lender will be, true and accurate, in all material respects, on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided. The Projections delivered to Agent on July 5, 2017 and July 17, 2017 represent, and as of the date on which any other Projections are delivered to Agent, such additional Projections represent, Borrower’s good faith estimate, on the date such Projections are delivered, of the Loan Parties’ and their Subsidiaries’ future performance for the periods covered thereby based upon assumptions believed by Borrower to be reasonable at the time of the delivery thereof to Agent (it being understood that such Projections are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their Subsidiaries, and no assurances can be given that such Projections will be realized, and although reflecting Borrower’s good faith estimate, projections or forecasts based on methods and assumptions which Borrower believed to be reasonable at the time such Projections were prepared, are not to be viewed as facts, and that actual results during the period or periods covered by the Projections may differ materially from projected or estimated results).

4.11 Patriot Act. To the extent applicable, each Loan Party is in compliance, in all material respects, with the (a) Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (b) Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA Patriot Act of 2001) (the “Patriot Act”). No part of the proceeds of the loans made hereunder will be used by any Loan Party or any of their Affiliates, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended.

4.12 Margin Stock. No Loan Party nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the loans made to Borrower will be used to purchase or carry any Margin Stock or to extend credit to others for the purpose of purchasing or carrying any Margin Stock or for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors.

4.13 Governmental Regulation. No Loan Party nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. No Loan Party nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

4.14 OFAC. No Loan Party nor any of its Subsidiaries is in violation of any of the country or list based economic and trade sanctions administered and enforced by OFAC. No Loan Party nor any of its Subsidiaries (a) is a Sanctioned Person or a Sanctioned Entity, (b) has its assets located in Sanctioned Entities, or (c) derives revenues from investments in, or transactions with Sanctioned Persons or Sanctioned Entities. No proceeds of any loan made hereunder will be used to fund any operations in, finance any investments or activities in, or make any payments to, a Sanctioned Person or a Sanctioned Entity.

4.15 O.S.H.A. Each of Borrower and its Subsidiaries has complied in all material respects with, and its facilities, business, leaseholds, equipment and other property are in material compliance with, the provisions of the federal Occupational Safety and Health Act and all rules and regulations promulgated thereunder, and all Federal, state and local governmental rules, ordinances and regulations similar thereto. There are no outstanding citations, notices or orders of non-compliance issued to Borrower or any Subsidiary or relating to its facilities, business, leaseholds, equipment or other property under the federal Occupational Safety and Health Act, any rule or regulation promulgated thereunder, or any similar state or local Governmental Rules.

4.16 First Lien and Second Lien Loan Documents. As of the Closing Date, Borrower has delivered to Agent a complete and correct copy of the First Lien Loan Documents and the Second Lien Loan Documents (in each case including all schedules, exhibits, amendments, supplements, modifications, assignments and all other documents delivered pursuant thereto or in connection therewith).

5. AFFIRMATIVE COVENANTS.

Borrower covenants and agrees that, until termination of all of the Term Commitments and payment in full of the Obligations:

5.1 Financial Matters. Borrower agrees (a) that no Subsidiary of a Loan Party will have a fiscal year different from that of Borrower, (b) to maintain a system of accounting that enables Borrower to produce financial statements in accordance with GAAP, and (c) that it will, and will cause each other Loan Party to, (i) keep a reporting system that shows all additions, sales, claims, returns, and allowances with respect to its and its Subsidiaries’ sales, and (ii) maintain its billing systems and practices substantially as in effect as of the Closing Date and shall only make material modifications thereto with notice to, and with the consent of, Agent.

5.2 Existence. Borrower will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect such Person’s valid existence and good standing in its jurisdiction of organization and good standing with respect to all other jurisdictions in which it is qualified to do business and any rights, franchises, permits, licenses, accreditations, authorizations, or other approvals material to their businesses, in each case except as could not reasonably be expected to result in a Material Adverse Effect.

5.3 Maintenance of Properties. Borrower will, and will cause each of its Subsidiaries to, maintain and preserve all of its assets that are necessary or useful in the proper conduct of its business in good working order and condition, ordinary wear, tear, casualty, asset sales and condemnation excepted.

5.4 Compliance with Laws. Borrower will, and will cause each of its Subsidiaries to, comply with the requirements of all applicable laws, rules, regulations, and orders of any Governmental Authority, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

5.5 Disclosure Updates. Borrower will, promptly and in no event later than 5 Business Days after obtaining knowledge thereof, notify Agent if any written information, exhibit, or report furnished to Agent or the Lenders contained, at the time it was furnished, any untrue statement of a material fact or omitted to state any material fact necessary to make the statements contained therein not misleading in light of the circumstances in which made. The foregoing to the contrary notwithstanding, any notification pursuant to the foregoing provision will not cure or remedy the effect of the prior untrue statement of a material fact or omission of any material fact nor shall any such notification have the effect of amending or modifying this Agreement or any of the Schedules hereto.

5.6 Formation of Subsidiaries. Borrower will, at the time that any Loan Party forms any direct or indirect Subsidiary (other than an Immaterial Subsidiary) or acquires any direct or indirect Subsidiary (other than an Immaterial Subsidiary) after the Closing Date, (a) within 10 Business Days of such formation or acquisition (or such later date as permitted by Agent in its sole discretion) cause such new Subsidiary to provide to Agent a joinder to the Guaranty Agreement in form and substance reasonably satisfactory to Agent; provided, that the joinder to the Guaranty Agreement shall not be required to be provided to Agent with respect to any Subsidiary of Borrower that is a CFC if providing such agreements would result in adverse tax consequences or the costs to the Loan Parties of providing such guaranty or such security agreements are unreasonably excessive (as determined by the Required Lenders in consultation with Borrower) in relation to the benefits to the Lender Group of the security or guarantee afforded thereby, and (b) provide to Agent all other documentation, including one or more opinions of counsel reasonably satisfactory to Agent, which, in its opinion, is appropriate with respect to the execution and delivery of the joinder to the Guaranty Agreement referred to above. Any document, agreement, or instrument executed or issued pursuant to this Section 5.6 shall constitute a Loan Document.

5.7 Rights Offering. Borrower will use its reasonable best efforts to effectuate and close the Rights Offering as soon as practicable following the Closing Date, including but not limited to (i) filing a Registration Statement on Form S-1 (or such other form as may then be available to Borrower) containing a prospectus with regard to the Rights Offering, which Registration Statement and prospectus shall be in a form reasonably acceptable to the Lender

Group, (ii) responding to any comments on the Registration Statement as may be received from the staff of the SEC in order to clear such comments and cause the Registration Statement to become effective, and (iii) mailing or otherwise causing to be available to Borrower’s common stockholders a prospectus and any other documents as may be required in connection with the Rights Offering. Each Lender agrees to cooperate fully with the other parties hereto and to execute and deliver such further filings, documents, certificates, agreements, amendments and instruments and to take such other actions as may be reasonably requested by Borrower to effectuate the Rights Offering.

6. [RESERVED]

7. [RESERVED]

8. EVENTS OF DEFAULT.

Any one or more of the following events shall constitute an event of default (each, an “Event of Default”) under this Agreement:

8.1 Payments. If Borrower fails to pay when due and payable, or when declared due and payable, (a) all or any portion of the Obligations consisting of interest, fees, or charges due the Lender Group, reimbursement of Lender Group Expenses, or other amounts (other than any portion thereof constituting principal) constituting Obligations (including any portion of the Obligations that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), and such failure continues for a period of three (3) Business Days, or (b) all or any portion of the principal of the Term Loans;

8.2 Covenants. If any Loan Party or any of its Subsidiaries fails to perform or observe any covenant or other agreement contained in this Agreement, or in any of the other Loan Documents, in each case, other than any such covenant or agreement that is the subject of another provision of this Section 8 (in which event such other provision of this Section 8 shall govern), and such failure continues for a period of 30 days after the earlier of (i) the date on which such failure shall first become known to any officer of Borrower or (ii) the date on which written notice thereof is given to Borrower by Agent;

8.3 Judgments. If one or more judgments, orders, or awards for the payment of money involving an aggregate amount of $1,725,000, or more (except to the extent covered (other than to the extent of customary deductibles) by insurance pursuant to which the insurer has not denied coverage) is entered or filed against a Loan Party or any of its Subsidiaries, or with respect to any of their respective assets, and either (a) there is a period of 30 consecutive days at any time after the entry of any such judgment, order, or award during which (1) the same is not discharged, satisfied, vacated, or bonded pending appeal, or (2) a stay of enforcement thereof is not in effect, or (b) enforcement proceedings are commenced upon such judgment, order, or award;

8.4 Voluntary Bankruptcy, etc. If an Insolvency Proceeding is commenced by a Loan Party or any of its Subsidiaries;

8.5 Involuntary Bankruptcy, etc. If an Insolvency Proceeding is commenced against a Loan Party or any of its Subsidiaries and any of the following events occur: (a) such Loan Party or such Subsidiary consents to the institution of such Insolvency Proceeding against it, (b) the petition commencing the Insolvency Proceeding is not timely controverted, (c) the petition commencing the Insolvency Proceeding is not dismissed within 60 calendar days of the date of the filing thereof, (d) an interim trustee is appointed to take possession of all or any substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, such Loan Party or its Subsidiary, or (e) an order for relief shall have been issued or entered therein;

8.6 Default Under Other Agreements. If there is (a) a default under one or more agreements (other than the Loan Documents, the First Lien Loan Documents or the Second Lien Loan Documents) to which a Loan Party or any of its Subsidiaries is a party with one or more third Persons relative to a Loan Party’s or any of its Subsidiaries’ Indebtedness involving an aggregate amount of $1,150,000 or more, and such default (i) occurs at the final maturity of the obligations thereunder, or (ii) results in a right by such third Person, irrespective of whether exercised, to accelerate the maturity of such Loan Party’s or its Subsidiary’s obligations thereunder; (b) a default in or an involuntary early termination of one or more Hedge Agreements to which a Loan Party or any of its Subsidiaries is a party involving an aggregate amount of $1,150,000 or more; or (c) a default under the First Lien Credit Agreement or the Second Lien Credit Agreement as a result of the failure to make any payment of any principal, interest, fees or other amount in respect of the First Lien Obligations or the Second Lien Obligations on the final maturity date of any term loans in respect of the First Lien Indebtedness or Second Lien Indebtedness, and such default shall continue (and shall not be cured or waived) for a period of ten (10) days; or (d) a default under the First Lien Credit Agreement or the Second Lien Credit Agreement as a result of the failure to perform or observe any other condition or covenant (after the expiration of any applicable grace or cure periods), or any other event shall occur or condition exist (after the expiration of all applicable grace periods) under the First Lien Loan Documents or the Second Lien Loan Documents, if as a result of such failure, event or condition the maturity of the First Lien Obligations or Second Lien Obligations (or any refinancing thereof) has been accelerated.

8.7 Representations, etc. If any warranty, representation, certificate, statement, or Record made herein or in any other Loan Document or delivered in writing to Agent or any Lender in connection with this Agreement or any other Loan Document proves to be untrue in any material respect (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of the date of issuance or making or deemed making thereof;

8.8 Guaranty. If the obligation of any Guarantor under the guaranty contained in the Guaranty Agreement is limited or terminated by operation of law or by such Guarantor (other than in accordance with the terms of this Agreement);

8.9 [Reserved].

8.10 Loan Documents. The validity or enforceability of any Loan Document shall at any time for any reason (other than solely as the result of an action or failure to act on the part of Agent) be declared to be null and void, or a proceeding shall be commenced by a Loan Party or its Subsidiaries, or by any Governmental Authority having jurisdiction over a Loan Party or its Subsidiaries, seeking to establish the invalidity or unenforceability thereof, or a Loan Party or its Subsidiaries shall deny that such Loan Party or its Subsidiaries has any liability or obligation purported to be created under any Loan Document; or

8.11 Change of Control. A Change of Control shall occur.

9. RIGHTS AND REMEDIES.

9.1 Rights and Remedies. Upon the occurrence and the continuation of an Event of Default, Agent may, and, at the instruction of the Required Lenders, shall (in each case under clauses (a) or (b) by written notice to Borrower), in addition to any other rights or remedies provided for hereunder or under any other Loan Document or by applicable law, do any one or more of the following:

(a) declare the principal of, and any and all accrued and unpaid interest and fees in respect of, the Term Loans and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable and Borrower shall be obligated to repay all of such Obligations in full, without presentment, demand, protest, or further notice or other requirements of any kind, all of which are hereby expressly waived by Borrower;

(b) declare the Term Commitments terminated, whereupon the Term Commitments shall immediately be terminated together with any obligation of any Lender to make Term Loans; and

(c) exercise all other rights and remedies available to Agent or the Lenders under the Loan Documents, under applicable law, or in equity.

The foregoing to the contrary notwithstanding, upon the occurrence of any Event of Default described in Section 8.4 or Section 8.5, in addition to the remedies set forth above, without any notice to Borrower or any other Person or any act by the Lender Group, the Term Commitments shall automatically terminate and the Obligations, inclusive of the principal of, and any and all accrued and unpaid interest and fees in respect of, the Term Loans and all other Obligations, whether evidenced by this Agreement or by any of the other Loan Documents, shall automatically become and be immediately due and payable and Borrower shall automatically be obligated to repay all of such Obligations in full, without presentment, demand, protest, or notice or other requirements of any kind, all of which are expressly waived by Borrower.

9.2 Remedies Cumulative. The rights and remedies of the Lender Group under this Agreement, the other Loan Documents, and all other agreements shall be cumulative. The Lender Group shall have all other rights and remedies not inconsistent herewith as provided by law, or in equity. No exercise by the Lender Group of one right or remedy shall be deemed an election, and no waiver by the Lender Group of any Event of Default shall be deemed a continuing waiver. No delay by the Lender Group shall constitute a waiver, election, or acquiescence by it.

10. WAIVERS; INDEMNIFICATION.

10.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, nonpayment at maturity, release, compromise, settlement, extension, or renewal of documents, instruments, chattel paper, and guarantees at any time held by the Lender Group on which Borrower may in any way be liable.

10.2 [Reserved].

10.3 Indemnification. Borrower shall pay, indemnify, defend, and hold the Agent-Related Persons, the Lender-Related Persons, and each Participant (each, an “Indemnified Person”) harmless (to the fullest extent permitted by law) from and against any and all losses, claims, demands, suits, actions, investigations, proceedings, liabilities, fines, costs, penalties, and damages, and all reasonable fees and disbursements of attorneys, experts, or consultants and all other costs and expenses, joint and several, actually incurred in connection therewith or in connection with the enforcement of this indemnification (as and when they are incurred and irrespective of whether suit is brought), at any time asserted against, imposed upon, or incurred by any of them (a) in connection with or as a result of or related to the execution and delivery, enforcement, performance, or administration (including any restructuring or workout with respect hereto) of this Agreement, any of the other Loan Documents, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any Indemnified Person is a party thereto, whether or not such claim, litigation, investigation or proceeding are brought by Borrower or its equity holders, affiliates, creditors or any other person, or the transactions contemplated hereby or thereby or the monitoring of Borrower’s and its Subsidiaries’ compliance with the terms of the Loan Documents, and to reimburse each Indemnified Person within 30 days of written demand for any reasonable actual documented out of pocket expenses incurred in connection with investigating or defending any of the foregoing (provided, that the indemnification in this clause (a) shall not extend to any proceeding (other than a proceeding against Agent acting pursuant to the Loan Documents in its capacity as Agent or any of its Affiliates or its or their respective officers, directors, employees, controlling persons or members) solely between or among Indemnified Persons that does not arise from any acts or omissions by Borrower or any of its Subsidiaries; it being understood and agreed that the indemnification in this clause (a) shall extend to the Agent-Related Persons and their successors (but not the Lenders) relative to disputes between or among Agent on the one hand, and one or more Lenders, or one or more of their Affiliates, on the other hand, or any Taxes or any costs attributable to Taxes, which shall be governed by Section 16), (b) with respect to any actual or prospective investigation, litigation, or proceeding related to this Agreement, any other Loan Document, the making of any Term Loans hereunder, or the use of the proceeds of the Term Loans provided hereunder (irrespective of whether any Loan Party or Indemnified Person is a party thereto), or any act, omission, event, or circumstance in any manner related thereto, and (c) in connection with or arising out of any presence or release of Hazardous Materials at, on, under, to or from any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries or any Environmental Actions, Environmental Liabilities or Remedial Actions related in any way to Borrower, any of its Subsidiaries or any assets, properties, operations or actions of Borrower or any of its Subsidiaries or any other violations of or liabilities arising under Environmental Law or Environmental Permits by or relating to Borrower or any of its Subsidiaries or any assets or properties owned, leased or operated by Borrower or any of its Subsidiaries (each and all of the foregoing, the “Indemnified Liabilities”). The foregoing to the contrary notwithstanding, Borrower shall have no obligation to any Indemnified Person under this Section 10.3 with respect to (1) any Indemnified Liability that a court of competent jurisdiction finally determines to have resulted from (A) the gross negligence, bad faith or willful misconduct of such Indemnified Person or its officers, directors, employees, controlling persons or members or (B) a material breach in bad faith by any Indemnified Person of its obligations under this Agreement or the other Loan Documents. This provision shall survive the termination of this Agreement and the repayment in full of the Obligations. If any Indemnified Person makes any payment to any other Indemnified Person with respect to an Indemnified Liability as to which Borrower was required to indemnify the Indemnified Person receiving such payment, the Indemnified Person making such payment is entitled to be indemnified and reimbursed by Borrower with respect thereto. WITHOUT LIMITATION, THE FOREGOING INDEMNITY SHALL APPLY TO EACH INDEMNIFIED PERSON WITH RESPECT TO INDEMNIFIED LIABILITIES WHICH IN WHOLE OR IN PART ARE CAUSED BY OR ARISE OUT OF ANY NEGLIGENT ACT OR OMISSION OF SUCH INDEMNIFIED PERSON OR OF ANY OTHER PERSON. THE PROVISIONS OF THIS SECTION 10.3 SHALL SURVIVE THE RESIGNATION OR TERMINATION OF ANY AGENT AND TERMINATION OF THIS AGREEMENT.

11. NOTICES.

Unless otherwise provided in this Agreement, all notices or demands relating to this Agreement or any other Loan Document shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), overnight courier, electronic mail (at such email addresses as a party may designate in accordance herewith), or telefacsimile. In the case of notices or demands to Borrower or Agent, as the case may be, they shall be sent to the respective address set forth below:

If to Borrower:	NUVERRA ENVIRONMENTAL SOLUTIONS, INC. 14624 North Scottsdale Road, Suite 300 Scottsdale, Arizona 85254 Attn: Chief Legal Officer Tel: (602) 903-7802 Fax No.: (602) 903-7806

with copies to:	SQUIRE PATTON BOGGS (US) LLP 1 E. Washington Street, Suite 2700 Phoenix, Arizona 85004 Attn: Matthew Holman, Esq. Tel: (602) 528-4083 Fax No.: (602) 253-8129

If to Agent:

WILMINGTON SAVINGS FUND SOCIETY, FSB

500 Delaware Avenue

Wilmington, DE 19801

Attention: Corporate Trust

Reference: Nuverra Environmental Solutions, Inc. Term Loan Credit Agreement

Fax No.: 302-421-9137

with copies to:	MORRISON & FOERSTER LLP 250 West 55th Street New York, NY 10019-9601 Attn: Jon Levine, Esq. Fax No.: 212-468-7900

Any party hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other party. All notices or demands sent in accordance with this Section 11, shall be deemed received on the earlier of the date of actual receipt or three (3) Business Days after the deposit thereof in the mail; provided, that (a) notices sent by overnight courier service shall be deemed to have been given when received, (b) notices by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient) and (c) notices by electronic mail shall be deemed received upon the sender’s receipt of an acknowledgment from the intended recipient (such as by the “return receipt requested” function, as available, return email or other written acknowledgment).

12. CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER; JUDICIAL REFERENCE PROVISION.

(a) THE VALIDITY OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (UNLESS EXPRESSLY PROVIDED TO THE CONTRARY IN ANOTHER LOAN DOCUMENT IN RESPECT OF SUCH OTHER LOAN DOCUMENT), THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF AND THEREOF, THE RIGHTS OF THE PARTIES HERETO AND THERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR THEREUNDER OR RELATED HERETO OR THERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

(b) THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK, STATE OF NEW YORK; PROVIDED, THAT ANY SUIT SEEKING ENFORCEMENT AGAINST ANY PROPERTY MAY BE BROUGHT, AT AGENT’S OPTION, IN THE COURTS OF ANY JURISDICTION WHERE AGENT ELECTS

TO BRING SUCH ACTION OR WHERE SUCH PROPERTY MAY BE FOUND. BORROWER AND EACH MEMBER OF THE LENDER GROUP WAIVE, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 12(b).

(c) TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND EACH MEMBER OF THE LENDER GROUP HEREBY WAIVE THEIR RESPECTIVE RIGHTS, IF ANY, TO A JURY TRIAL OF ANY CLAIM, CONTROVERSY, DISPUTE OR CAUSE OF ACTION DIRECTLY OR INDIRECTLY BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS (EACH A “CLAIM”). BORROWER AND EACH MEMBER OF THE LENDER GROUP REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

(d) BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF NEW YORK AND THE STATE OF NEW YORK, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENTS, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT AGENT MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(e) NO CLAIM MAY BE MADE BY ANY LOAN PARTY AGAINST AGENT, ANY LENDER, ISSUING BANK, OR ANY AFFILIATE, DIRECTOR, OFFICER, EMPLOYEE, COUNSEL, REPRESENTATIVE, AGENT, OR ATTORNEY-IN-FACT OF ANY OF THEM FOR ANY SPECIAL, INDIRECT, CONSEQUENTIAL, PUNITIVE OR EXEMPLARY DAMAGES OR LOSSES IN RESPECT OF ANY CLAIM FOR BREACH OF CONTRACT OR ANY OTHER THEORY OF LIABILITY ARISING OUT OF OR RELATED TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY ACT, OMISSION, OR EVENT OCCURRING IN CONNECTION THEREWITH, AND EACH LOAN PARTY HEREBY WAIVES, RELEASES, AND AGREES NOT TO SUE UPON ANY CLAIM FOR SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR.

13. ASSIGNMENTS AND PARTICIPATIONS; SUCCESSORS.

13.1 Assignments and Participations.

(a) (i) Subject to the conditions set forth in clause (a)(ii) below, any Lender may assign and delegate all or any portion of its rights and duties under the Loan Documents (including the Obligations owed to it and its Term Commitments) to one or more assignees (each, an “Assignee”).

(ii) Assignments shall be subject to the following additional conditions:

(A) no assignment may be made (x) to a natural person that is not a “qualified purchaser” within the meaning of Section 2(a)(51) of the Investment Company Act of 1940, (y) to a Loan Party or a Subsidiary of a Loan Party or (z) to any Competitor;

(B) the amount of the Term Loans, Term Commitments and the other rights and obligations of the assigning Lender hereunder and under the other Loan Documents subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to Agent) shall be in a minimum amount (unless waived by Agent) of $100,000 (except such minimum amount shall not apply to (I) an assignment or delegation by any Lender to any other Lender, an Affiliate of any Lender, or a Related Fund of such Lender or (II) a group of new Lenders, each of which is an Affiliate of each other or a Related Fund of such new Lender to the extent that the aggregate amount to be assigned to all such new Lenders is at least $100,000);

(C) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(D) the parties to each assignment shall execute and deliver to Agent an Assignment and Acceptance; provided, that Borrower and Agent may continue to deal solely and directly with the assigning Lender in connection with the interest so assigned to an Assignee until (1) written notice of such assignment, together with payment instructions, addresses, and related information with respect to the Assignee, have been given to Borrower and Agent by such Lender and the Assignee, (2) such Lender and the Assignee have delivered to Borrower and Agent an Assignment and Acceptance and Agent has notified the assigning Lender of its receipt thereof and (3) unless waived by Agent, the assigning Lender or Assignee has paid to Agent, for Agent’s separate account, a processing fee in the amount of $3,500; and

(E) the assignee, if it is not a Lender, shall deliver to Agent an Administrative Questionnaire in a form approved by Agent (the “Administrative Questionnaire”).

(b) From and after the date that Agent receives the executed Assignment and Acceptance and, if applicable, payment of the required processing fee, (i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall be a “Lender” and shall have the rights and obligations of a Lender under the Loan Documents, and (ii) the assigning Lender shall, to the extent that rights and obligations hereunder and under the other Loan Documents have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights (except with respect to Section 10.3) and be released from any future obligations under this Agreement (and in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement and the other Loan Documents, such Lender shall cease to be a party hereto and thereto); provided, that nothing contained herein shall release any assigning Lender from obligations that survive the termination of this Agreement, including such assigning Lender’s obligations under Section 15 and Section 17.9(a).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the Assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than as provided in such Assignment and Acceptance, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any other Loan Document furnished pursuant hereto, (ii) such assigning Lender makes no representation or warranty and assumes no responsibility with respect to the financial condition of any Loan Party or the performance or observance by any Loan Party of any of its obligations under this Agreement or any other Loan Document furnished pursuant hereto, (iii) such Assignee confirms that it has received a copy of this Agreement, together with such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance, (iv) such Assignee will, independently and without reliance upon Agent, such assigning Lender or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement, (v) such Assignee appoints and authorizes Agent to take such actions and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent, by the terms hereof and thereof, together with such powers as are reasonably incidental thereto, and (vi) such Assignee agrees that it will perform all of the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) Immediately upon Agent’s receipt of the required processing fee, if applicable, and delivery of notice to the assigning Lender pursuant to Section 13.1(b), this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Term Commitments arising therefrom. The Term Commitment allocated to each Assignee shall reduce such Term Commitments of the assigning Lender pro tanto.

(e) Any Lender may at any time sell to one or more commercial banks, financial institutions, or other Persons (a “Participant”) participating interests in all or any portion of its Obligations, its Term Commitment, and the other rights and interests of that Lender (the “Originating Lender”) hereunder and under the other Loan Documents; provided, that (i) the Originating Lender shall remain a “Lender” for all purposes of this Agreement and the other Loan Documents and the Participant receiving the participating interest in the Obligations, the Term Commitments, and the other rights and interests of the Originating Lender hereunder shall not constitute a “Lender” hereunder or under the other Loan Documents and the Originating Lender’s obligations under this Agreement shall remain unchanged, (ii) the Originating Lender shall remain solely responsible for the performance of such obligations, (iii) Borrower, Agent, and the Lenders shall continue to deal solely and directly with the Originating Lender in connection with the Originating Lender’s rights and obligations under this Agreement and the other Loan Documents, (iv) no Lender shall transfer or grant any participating interest under which the Participant has the right to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment to, or consent or waiver with respect to this Agreement or of any other Loan Document would (A) extend the final maturity date of the Obligations hereunder in which such Participant is participating, (B) reduce the interest rate applicable to the Obligations hereunder in which such Participant is participating, (C) release all or substantially all of the guaranties (except to the extent expressly provided herein or in any of the Loan Documents) supporting the Obligations hereunder in which such Participant is participating, (D) postpone the payment of, or reduce the amount of, the interest or fees payable to such Participant through such Lender (other than a waiver of default interest), or (E) decreases the amount or postpones the due dates of scheduled principal repayments or prepayments or premiums payable to such Participant through such Lender, (v) no participation shall be sold to a natural person, (vi) no participation shall be sold to a Loan Party, and (vii) all amounts payable by Borrower hereunder shall be determined as if such Lender had not sold such participation, except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement. The rights of any Participant only shall be derivative through the Originating Lender with whom such Participant participates and no Participant shall have any rights under this Agreement or the other Loan Documents or any direct rights as to the other Lenders, Agent, Borrower, or otherwise in respect of the Obligations. No Participant shall have the right to participate directly in the making of decisions by the Lenders among themselves.

(f) In connection with any such assignment or participation or proposed assignment or participation or any grant of a security interest in, or pledge of, its rights under and interest in this Agreement, a Lender may, subject to the provisions of Section 17.9, disclose all documents and information which it now or hereafter may have relating to Borrower and its Subsidiaries and their respective businesses.

(g) Any other provision in this Agreement notwithstanding, any Lender may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement in favor of any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Bank or U.S. Treasury Regulation 31 CFR §203.24, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

(h) The Loan Parties hereby acknowledge that the Lenders and their Affiliates may securitize the Term Loans (a “Securitization”) through the pledge of the Term Loans as collateral security for loans to the Lenders or their Affiliates or through the sale of the Term Loans or the issuance of direct or indirect interests in the Term Loans to their controlled Affiliates, which loans to the Lenders or their Affiliates or direct or indirect interests will be rated by Moody’s, S&P or one or more other rating agencies. The Loan Parties shall, to the extent commercially reasonable, cooperate with the Lenders and their Affiliates to effect any and all Securitizations. Notwithstanding the foregoing, no such Securitization shall release the Lender party thereto from any of its obligations hereunder or substitute any pledgee, secured party or any other party to such Securitization for such Lender as a party hereto and no change in ownership of the Term Loans may be effected except pursuant to this Section 13.1.

(i) Agent (as a non-fiduciary agent on behalf of Borrower) shall maintain, or cause to be maintained, a register (the “Register”) on which it enters the name and address of each Lender as the registered owner of the Term Commitments and Term Loans (and the principal amount thereof and stated interest thereon) held by such Lender (each, a “Registered Loan”). Other than in connection with an assignment by a Lender of all or any portion of its portion of the Term Commitments and Term Loans to an Affiliate of such Lender or a Related Fund of such Lender (i) a Registered Loan (and the registered note, if any, evidencing the same) may be assigned or sold in whole or in part only by registration of such assignment or sale on the Register (and each registered note shall expressly so provide) and (ii) any assignment or sale of all or part of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by registration of such assignment or sale on the Register, together with the surrender of the registered note, if any, evidencing the same duly endorsed by (or accompanied by a written instrument of assignment or sale duly executed by) the holder of such registered note, whereupon, at the request of the designated assignee(s) or transferee(s), one or more new registered notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s). Prior to the registration of assignment or sale of any Registered Loan (and the registered note, if any evidencing the same), Borrower shall treat the Person in whose name such Registered Loan (and the registered note, if any, evidencing the same) is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding notice to the contrary. In the case of any assignment by a Lender of all or any portion of its Term Commitments and Term Loans to an Affiliate of such Lender or a Related Fund of such Lender, and which assignment is not recorded in the Register, the assigning Lender, on behalf of Borrower, shall maintain a register comparable to the Register.

(j) In the event that a Lender sells participations in the Registered Loan, such Lender, as a non-fiduciary agent on behalf of Borrower, shall maintain (or cause to be maintained) a register on which it enters the name of all participants in the Registered Loans held by it (and the principal amount (and stated interest thereon) of the portion of such Registered Loans that is subject to such participations) (the “Participant Register”). A Registered Loan (and the Registered Note, if any, evidencing the same) may be participated in whole or in part only by registration of such participation on the Participant Register (and each registered note shall expressly so provide). Any participation of such Registered Loan (and the registered note, if any, evidencing the same) may be effected only by the registration of such participation on the Participant Register.

(k) Agent shall make a copy of the Register (and each Lender shall make a copy of its Participant Register to the extent it has one) available for review by Borrower from time to time as Borrower may reasonably request.

13.2 Successors. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, that Borrower may not assign this Agreement or any rights or duties hereunder without the Lenders’ prior written consent and any prohibited assignment shall be absolutely void ab initio. No consent to assignment by the Lenders shall release Borrower from its Obligations. A Lender may assign this Agreement and the other Loan Documents and its rights and duties hereunder and thereunder pursuant to Section 13.1 and, except as expressly required pursuant to Section 13.1, no consent or approval by Borrower is required in connection with any such assignment.

14. AMENDMENTS; WAIVERS.

14.1 Amendments and Waivers.

(a) No amendment, waiver or other modification of any provision of this Agreement or any other Loan Document (other than the Fee Letter), and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by the Required Lenders (or by Agent at the written request of the Required Lenders) and the Loan Parties that are party thereto and then any such waiver or consent shall be effective, but only in the specific instance and for the specific purpose for which given; provided, that no such waiver, amendment, or consent shall, unless in writing and signed by all of the Lenders directly affected thereby and all of the Loan Parties that are party thereto, do any of the following:

(i) increase the amount of or extend the expiration date of any Term Commitment of any Lender or amend, modify, or eliminate the last sentence of Section 2.4(c),

(ii) postpone or delay any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees, or other amounts due hereunder or under any other Loan Document,

(iii) reduce the principal of, or the rate of interest on, any loan or other extension of credit hereunder, or reduce any fees or other amounts payable hereunder or under any other Loan Document (except in connection with the waiver of applicability of Section 2.6(c) (which waiver shall be effective with the written consent of the Required Lenders)),

(iv) amend, modify, or eliminate this Section or any provision of this Agreement providing for consent or other action by all Lenders,

(v) amend, modify, or eliminate Section 3.1 or 3.2,

(vi) amend, modify, or eliminate Section 15.11,

(vii) [reserved],

(viii) amend, modify, or eliminate the definitions of “Required Lenders” or “Pro Rata Share”,

(ix) [reserved],

(x) other than in connection with a merger, liquidation, dissolution or sale of such Person expressly permitted by the terms hereof or the other Loan Documents, release Borrower or any Guarantor from any obligation for the payment of money or consent to the assignment or transfer by Borrower or any Guarantor of any of its rights or duties under this Agreement or the other Loan Documents,

(xi) amend, modify, or eliminate any of the provisions of Section 2.4(b)(i) or (ii), or

(xii) amend, modify, or eliminate any of the provisions of Section 13.1 with respect to assignments to, or participations with, Persons who are Loan Parties or Affiliates of Loan Parties.

(b) No amendment, waiver, modification, or consent shall amend, modify, waive, or eliminate,

(i) the definition of, or any of the terms or provisions of, the Fee Letter, without the written consent of Agent and Borrower (and shall not require the written consent of any of the Lenders),

(ii) any provision of Section 15 pertaining to Agent, or any other rights or duties of Agent under this Agreement or the other Loan Documents, without the written consent of Agent, Borrower, and the Required Lenders, and

(c) Anything in this Section 14.1 to the contrary notwithstanding, any amendment, modification, elimination, waiver, consent, termination, or release of, or with respect to, any provision of this Agreement or any other Loan Document that relates only to the relationship of the Lender Group among themselves, and that does not affect the rights or obligations of Borrower, shall not require consent by or the agreement of any Loan Party.

14.2 Replacement of Certain Lenders.

(a) If (i) any action to be taken by the Lender Group or Agent hereunder requires the consent, authorization, or agreement of all Lenders or all Lenders affected thereby and if such action has received the consent, authorization, or agreement of the Required Lenders but not of all Lenders or all Lenders affected thereby, or (ii) any Lender makes a claim for compensation under Section 16, then Borrower or Agent, upon at least 5 Business Days prior irrevocable notice, may permanently replace any Lender that failed to give its consent, authorization, or agreement (a “Non-Consenting Lender”) or any Lender that made a claim for compensation (a “Tax Lender”) with one or more Replacement Lenders, and the Non-Consenting Lender or Tax Lender, as applicable, shall have no right to refuse to be replaced hereunder. Such notice to replace the Non-Consenting Lender or Tax Lender, as applicable, shall specify an effective date for such replacement, which date shall not be later than 15 Business Days after the date such notice is given.

(b) Prior to the effective date of such replacement, the Non-Consenting Lender or Tax Lender, as applicable, and each Replacement Lender shall execute and deliver an Assignment and Acceptance, subject only to the Non-Consenting Lender or Tax Lender, as applicable, being repaid in full its share of the outstanding Obligations (without any premium or penalty of any kind whatsoever, but including all interest, fees and other amounts that may be due and payable in respect thereof). If the Non-Consenting Lender or Tax Lender, as applicable, shall refuse or fail to execute and deliver any such Assignment and Acceptance prior to the effective date of such replacement, Agent may, but shall not be required to, execute and deliver such

Assignment and Acceptance in the name or and on behalf of the Non-Consenting Lender or Tax Lender, as applicable, and irrespective of whether Agent executes and delivers such Assignment and Acceptance, the Non-Consenting Lender or Tax Lender, as applicable, shall be deemed to have executed and delivered such Assignment and Acceptance. The replacement of any Non-Consenting Lender or Tax Lender, as applicable, shall be made in accordance with the terms of Section 13.1. Until such time as one or more Replacement Lenders shall have acquired all of the Obligations, the Term Commitments, and the other rights and obligations of the Non-Consenting Lender or Tax Lender, as applicable, hereunder and under the other Loan Documents, the Non-Consenting Lender or Tax Lender, as applicable, shall remain obligated to make the Non-Consenting Lender’s or Tax Lender’s, as applicable, Pro Rata Share of Term Loans.

14.3 No Waivers; Cumulative Remedies. No failure by Agent or any Lender to exercise any right, remedy, or option under this Agreement or any other Loan Document, or delay by Agent or any Lender in exercising the same, will operate as a waiver thereof. No waiver by Agent or any Lender will be effective unless it is in writing, and then only to the extent specifically stated. No waiver by Agent or any Lender on any occasion shall affect or diminish Agent’s and each Lender’s rights thereafter to require strict performance by Borrower of any provision of this Agreement. Agent’s and each Lender’s rights under this Agreement and the other Loan Documents will be cumulative and not exclusive of any other right or remedy that Agent or any Lender may have.

15. AGENT; THE LENDER GROUP.

15.1 Appointment and Authorization of Agent. Each Lender hereby designates and appoints Agent as its agent under this Agreement and the other Loan Documents and each Lender hereby irrevocably authorizes Agent to execute and deliver each of the other Loan Documents on its behalf and to take such other action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to Agent by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Agent agrees to act as agent for and on behalf of the Lenders on the conditions contained in this Section 15. The provisions of this Section 15 are solely for the benefit of Agent and the Lenders, and neither Borrower nor any other party shall have rights as a third-party beneficiary of any of such provisions. Any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document notwithstanding, Agent shall not have any duties or responsibilities, except those expressly set forth herein or in the other Loan Documents, nor shall Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Agent. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement or the other Loan Documents with reference to Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only a representative relationship between independent contracting parties. Except as expressly otherwise provided in this Agreement, Lenders agree that Agent shall act upon the written instruction of the Required Lenders with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions that Agent expressly is entitled to take or assert under or pursuant to this Agreement and the other Loan Documents. Without limiting the generality of the foregoing, or of any other provision of the Loan Documents that provides rights or powers to Agent, Lenders agree that Agent shall have the right to exercise the following powers as long as this Agreement remains in effect: (a) maintain, in accordance with its customary business practices, ledgers and records reflecting the status of the Obligations and related matters, (b) execute or file any and all financing or similar statements or notices, amendments, renewals, supplements, documents, instruments, proofs of claim, notices and other written agreements with respect to the Loan Documents, (c) [reserved] (d) open and maintain such bank accounts and cash management arrangements as Agent deems necessary and appropriate in accordance with the Loan Documents for the foregoing purposes, (e) perform, exercise, and enforce any and all other rights and remedies of the Lender Group with respect to Borrower or its Subsidiaries, the Obligations, or otherwise related to any of same as provided in the Loan Documents, and (f) incur and pay such Lender Group Expenses as Agent may deem necessary or appropriate for the performance and fulfillment of its functions and powers pursuant to the Loan Documents.

15.2 Delegation of Duties. Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact except to the extent that a court of competent jurisdiction determines in a final and nonappealable order that Agent acted with gross negligence or willful misconduct in the selection of such agent(s) or attorney(s) in fact.

15.3 Liability of Agent. None of the Agent-Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any of the Lenders for any recital, statement, representation or warranty made by Borrower or any of its Subsidiaries or Affiliates, or any officer or director thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of Borrower or its Subsidiaries or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent-Related Person shall be under any obligation to any Lenders to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the books and records or properties of Borrower or its Subsidiaries.

15.4 Reliance by Agent. Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, telefacsimile or other electronic method of transmission, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent, or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower or counsel to any Lender), independent accountants and other experts selected by Agent. Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless Agent shall first receive such advice or concurrence of the Lenders as it deems appropriate and until such instructions are received, Agent shall act, or refrain from acting, as it deems advisable. Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that Agent is required to exercise as directed in writing by the Required Lenders. If Agent so requests, it shall first be indemnified to its reasonable satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Required Lenders and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Lenders. In determining compliance with any condition hereunder to the making of a Term Loan, that by its terms must be fulfilled to the satisfaction of the Lenders, Agent may presume that such condition is satisfactory to the Lenders unless Agent shall have received notice to the contrary from the Lenders prior to the making of such Loan.

15.5 Notice of Default or Event of Default. Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest, fees, and expenses required to be paid to Agent for the account of the Lenders and, except with respect to Events of Default of which Agent has actual knowledge, unless Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default, and stating that such notice is a “notice of default.” Agent promptly will notify the Lenders of its receipt of any such notice or of any Event of Default of which Agent has actual knowledge. If any Lender obtains actual knowledge of any Event of Default, such Lender promptly shall notify the other Lenders and Agent of such Event of Default. Each Lender shall be solely responsible for giving any notices to its Participants, if any. Subject to Section 15.4, Agent shall take such action with respect to such Default or Event of Default as may be requested by the Required Lenders in accordance with Section 9; provided, that unless and until Agent has received any such request, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable.

15.6 Credit Decision. Each Lender acknowledges that none of the Agent-Related Persons has made any representation or warranty to it, and that no act by Agent hereinafter taken, including any review of the affairs of Borrower and its Subsidiaries or Affiliates, shall be deemed to constitute any representation or warranty by any Agent-Related Person to any Lender. Each Lender represents to Agent that it has, independently and without reliance upon any Agent-Related Person and based on such due diligence, documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower or any other Person party to a Loan Document. Except for notices, reports, and other documents expressly herein required to be furnished to the

Lenders by Agent, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any other Person party to a Loan Document that may come into the possession of any of the Agent-Related Persons. Each Lender acknowledges that Agent does not have any duty or responsibility, either initially or on a continuing basis (except to the extent, if any, that is expressly specified herein) to provide such Lender with any credit or other information with respect to Borrower, its Affiliates or any of their respective business, legal, financial or other affairs, and irrespective of whether such information came into Agent’s or its Affiliates’ or representatives’ possession before or after the date on which such Lender became a party to this Agreement.

15.7 Costs and Expenses; Indemnification. Agent may incur and pay Lender Group Expenses to the extent Agent reasonably deems necessary or appropriate for the performance and fulfillment of its functions, powers, and obligations pursuant to the Loan Documents, including court costs, attorneys’ fees and expenses, fees and expenses of financial accountants, advisors, consultants, and appraisers and costs of collection by outside collection agencies, whether or not Borrower is obligated to reimburse Agent or Lenders for such expenses pursuant to this Agreement or otherwise. Whether or not the transactions contemplated hereby are consummated, each of the Lenders, on a ratable basis, shall indemnify and defend the Agent-Related Persons (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so) from and against any and all Indemnified Liabilities; provided, that no Lender shall be liable for the payment to any Agent-Related Person of any portion of such Indemnified Liabilities resulting solely from such Person’s gross negligence or willful misconduct. Without limitation of the foregoing, each Lender shall reimburse Agent upon demand for such Lender’s ratable share of any costs or out of pocket expenses (including attorneys, accountants, advisors, and consultants fees and expenses) incurred by Agent in connection with the preparation, execution, delivery, administration, modification, amendment, or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement or any other Loan Document to the extent that Agent is not reimbursed for such expenses by or on behalf of Borrower. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Agent.

15.8 Agent in Individual Capacity. Agent and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in, and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Document as though Agent were not Agent hereunder, and, in each case, without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, Agent or its Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances (and in the absence of a waiver of such confidentiality obligations, which waiver Agent will use its reasonable best efforts to obtain), Agent shall not be under any obligation to provide such information to them.

15.9 Successor Agent. Agent may resign as Agent upon 30 days (10 days if an Event of Default has occurred and is continuing) prior written notice to the Lenders (unless such notice is waived by the Required Lenders) and Borrower (unless such notice is waived by Borrower or an Event of Default exists). In addition, the Required Lenders may agree in writing to remove and replace Agent. If Agent resigns or is terminated, as the case may be, under this Agreement, the Required Lenders shall be entitled to appoint a successor Agent for the Lenders from among the Lenders or otherwise. If no successor Agent is appointed prior to the effective date of the resignation or termination, as the case may be, of Agent, the Required Lenders may appoint a successor Agent from among the Lenders or such other Person as the Required Lenders shall select. In any such event, upon the acceptance of its appointment as successor Agent hereunder, such successor Agent shall succeed to all the rights, powers, and duties of the retiring Agent and the term “Agent” shall mean such successor Agent and the retiring Agent’s appointment, powers, and duties as Agent shall be terminated. After any retiring Agent’s resignation hereunder as Agent, the provisions of this Section 15 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor Agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent’s notice of resignation, the retiring Agent’s resignation shall nevertheless thereupon become effective and the Lenders shall perform all of the duties of Agent hereunder until such time, if any, as the Lenders appoint a successor Agent as provided for above.

15.10 Lender in Individual Capacity. Any Lender and its respective Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire Equity Interests in and generally engage in any kind of banking, trust, financial advisory, underwriting, or other business with Borrower and its Subsidiaries and Affiliates and any other Person party to any Loan Documents as though such Lender were not a Lender hereunder without notice to or consent of the other members of the Lender Group. The other members of the Lender Group acknowledge that, pursuant to such activities, such Lender and its respective Affiliates may receive information regarding Borrower or its Affiliates or any other Person party to any Loan Documents that is subject to confidentiality obligations in favor of Borrower or such other Person and that prohibit the disclosure of such information to the Lenders, and the Lenders acknowledge that, in such circumstances, such Lender shall not be under any obligation to provide such information to them.

15.11 [Reserved].

15.12 Restrictions on Actions by Lenders; Sharing of Payments.

(a) Each of the Lenders agrees that it shall not, without the express written consent of Agent, set off against the Obligations, any amounts owing by such Lender to Borrower or its Subsidiaries or any deposit accounts of Borrower or its Subsidiaries now or hereafter maintained with such Lender. Each of the Lenders further agrees that it shall not, unless specifically requested to do so in writing by Agent, take or cause to be taken any action, including, the commencement of any legal or equitable proceedings to enforce any Loan Document against Borrower or any Guarantor.

(b) If, at any time or times any Lender shall receive payments from Agent in excess of such Lender’s Pro Rata Share of all such distributions by Agent, such Lender promptly shall (i) turn the same over to Agent, in kind, and with such endorsements as may be required to negotiate the same to Agent, or in immediately available funds, as applicable, for the account of all of the Lenders and for application to the Obligations in accordance with the applicable provisions of this Agreement, or (ii) purchase, without recourse or warranty, an undivided interest and participation in the Obligations owed to the other Lenders so that such excess payment received shall be applied ratably as among the Lenders in accordance with their Pro Rata Shares; provided, that to the extent that such excess payment received by the purchasing party is thereafter recovered from it, those purchases of participations shall be rescinded in whole or in part, as applicable, and the applicable portion of the purchase price paid therefor shall be returned to such purchasing party, but without interest except to the extent that such purchasing party is required to pay interest in connection with the recovery of the excess payment.

15.13 [Reserved].

15.14 Payments by Agent to the Lenders. All payments to be made by Agent to the Lenders shall be made by bank wire transfer of immediately available funds pursuant to such wire transfer instructions as each party may designate for itself by written notice to Agent. Concurrently with each such payment, Agent shall identify whether such payment (or any portion thereof) represents principal, premium, fees, or interest of the Obligations (to the extent Borrower has so identified such payments).

15.15 [Reserved].

15.16 [Reserved].

15.17 Several Obligations; No Liability. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Agent in its capacity as such, and not by or in favor of the Lenders, any and all obligations to make any credit available hereunder shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Term Commitments, to make an amount of such credit not to exceed, in principal amount, at any one time outstanding, the amount of their respective Term Commitments. Nothing contained herein shall confer upon any Lender any interest in, or subject any Lender to any liability for, or in respect of, the business, assets, profits, losses, or liabilities of any other Lender. Each Lender shall be solely responsible for notifying its Participants of any matters relating to the Loan Documents to the extent any such notice may be required, and no Lender shall have any obligation, duty, or liability to any Participant of any other Lender. Except as provided in Section 15.7, no member of the Lender Group shall have any liability for the acts of any other member of the Lender Group. No Lender shall be responsible to Borrower or any other Person for any failure by any other Lender to fulfill its obligations to make credit available hereunder, nor to advance for such Lender or on its behalf, nor to take any other action on behalf of such Lender hereunder or in connection with the financing contemplated herein.

16. WITHHOLDING TAXES.

16.1 Payments. All payments by or on account of any obligation of any Loan Party under any Loan Document will be made free and clear of, and without deduction or withholding for, any present or future Indemnified Taxes, and in the event any deduction or withholding of Indemnified Taxes is required, Borrower shall comply with the next sentence of this Section 16.1. If any Indemnified Taxes are so levied or imposed, Borrower agrees to pay the full amount of such

Indemnified Taxes and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement, any note, or Loan Document, including any amount paid pursuant to this Section 16.1 after withholding or deduction for or on account of any Indemnified Taxes, will not be less than the amount provided for herein. Borrower shall indemnify Agent and each Lender and Participant, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 16.1) payable or paid by such Agent, Lender or Participant or required to be withheld or deducted from a payment to such Agent, Lender or Participant and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. Borrower will furnish to Agent as promptly as possible after the date the payment of any Indemnified Tax is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by Borrower. Borrower agrees to pay any present or future stamp, value added or documentary taxes or any other excise or property taxes, charges, or similar levies that arise from any payment made hereunder or from the execution, delivery, performance, recordation, or filing of, or otherwise with respect to this Agreement or any other Loan Document.

16.2 Exemptions.

(a) If a Lender or Participant is entitled to claim an exemption or reduction from United States withholding tax, such Lender or Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) one of the following before receiving its first payment under this Agreement:

(i) if such Lender or Participant is entitled to claim an exemption from United States withholding tax pursuant to the portfolio interest exception, (A) a statement of the Lender or Participant, signed under penalty of perjury, that it is not a (I) a “bank” as described in Section 881(c)(3)(A) of the IRC, (II) a 10% shareholder of Borrower (within the meaning of Section 871(h)(3)(B) of the IRC), or (III) a controlled foreign corporation related to Borrower within the meaning of Section 864(d)(4) of the IRC, and (B) a properly completed and executed IRS Form W-8BEN, Form W-8BEN-E or Form W-8IMY (with proper attachments);

(ii) if such Lender or Participant is entitled to claim an exemption from, or a reduction of, withholding tax under a United States tax treaty, a properly completed and executed copy of IRS Form W-8BEN or Form W-8BEN-E;

(iii) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Lender, a properly completed and executed copy of IRS Form W-8ECI;

(iv) if such Lender or Participant is entitled to claim that interest paid under this Agreement is exempt from United States withholding tax because such Lender or Participant serves as an intermediary, a properly completed and executed copy of IRS Form W-8IMY (with proper attachments); or

(v) a properly completed and executed copy of any other form or forms, including IRS Form W-9, as may be required under the IRC or other laws of the United States as a condition to exemption from, or reduction of, United States withholding or backup withholding tax.

(b) Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms or promptly notify Borrower and Agent in writing of its legal inability to do so. Each Lender or Participant shall promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(c) If a Lender or Participant claims an exemption from withholding tax in a jurisdiction other than the United States, such Lender or such Participant agrees with and in favor of Agent, to deliver to Agent (or, in the case of a Participant, to the Lender granting the participation only) any such form or forms, as may be required under the laws of such jurisdiction as a condition to exemption from, or reduction of, foreign withholding or backup withholding tax before receiving its first payment under this Agreement, but only if such Lender or such Participant is legally able to deliver such forms, provided, that nothing in this Section 16.2(c) shall require a Lender or Participant to disclose any information that it deems to be confidential (including without limitation, its tax returns). Each Lender and each Participant shall provide new forms (or successor forms) upon the expiration or obsolescence of any previously delivered forms or promptly notify Borrower and Agent in writing of its legal inability to do so. Each Lender and each Participant shall promptly notify Agent (or, in the case of a Participant, to the Lender granting the participation only) of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

(d) If a Lender or Participant claims exemption from, or reduction of, withholding tax and such Lender or Participant sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of Borrower, such Lender or Participant agrees to notify Agent (or, in the case of a sale of a participation interest, to the Lender granting the participation only) of the percentage amount in which it is no longer the beneficial owner of Obligations of Borrower. To the extent of such percentage amount, Agent will treat such Lender’s or such Participant’s documentation provided pursuant to Section 16.2(a) or 16.2(c) as no longer valid. With respect to such percentage amount, such Assignee (or assignee Participant) may provide new documentation, pursuant to Section 16.2(a) or 16.2(c), if applicable. Borrower agrees that each Participant shall be entitled to the benefits of this Section 16 with respect to its participation in any portion of the Term Commitments and the Obligations so long as such Participant complies with the obligations set forth in this Section 16 with respect thereto.

16.3 Reductions.

(a) If a Lender or a Participant is entitled to a reduction in the applicable withholding tax, Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by Section 16.2(a) or 16.2(c) are not delivered to Agent (or, in the case of a Participant, to the Lender granting the participation), then Agent (or, in the case of a Participant, to the Lender granting the participation) may withhold from any interest payment to such Lender or such Participant not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

(b) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that Agent (or, in the case of a Participant, to the Lender granting the participation) did not properly withhold tax from amounts paid to or for the account of any Lender or any Participant due to a failure on the part of the Lender or any Participant (because the appropriate form was not delivered, was not properly executed, or because such Lender failed to notify Agent (or such Participant failed to notify the Lender granting the participation) of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Lender shall indemnify and hold Agent harmless (or, in the case of a Participant, such Participant shall indemnify and hold the Lender granting the participation harmless) for all amounts paid, directly or indirectly, by Agent (or, in the case of a Participant, to the Lender granting the participation), as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to Agent (or, in the case of a Participant, to the Lender granting the participation only) under this Section 16, together with all costs and expenses (including attorneys’ fees and expenses). The obligation of the Lenders and the Participants under this subsection shall survive the payment of all Obligations and the resignation or replacement of Agent.

16.4 Refunds. If Agent or a Lender reasonably determines that it has received a refund of any Indemnified Taxes to which Borrower has paid additional amounts pursuant to this Section 16, so long as no Default or Event of Default has occurred and is continuing, it shall pay over such refund to Borrower (but only to the extent of payments made, or additional amounts paid, by Borrower under this Section 16 with respect to Indemnified Taxes giving rise to such a refund), net of all out-of-pocket expenses of Agent or such Lender and without interest (other than any interest paid by the applicable Governmental Authority with respect to such a refund); provided, that Borrower, upon the request of Agent or such Lender, agrees to repay the amount paid over to Borrower (plus any penalties, interest or other charges, imposed by the applicable Governmental Authority, other than such penalties, interest or other charges imposed as a result of the willful misconduct or gross negligence of Agent hereunder) to Agent or such Lender in the event Agent or such Lender is required to repay such refund to such Governmental Authority. Notwithstanding anything in this Agreement to the contrary, this Section 16 shall not be construed to require Agent or any Lender to make available its tax returns (or any other information which it deems confidential) to Borrower or any other Person.

17. GENERAL PROVISIONS.

17.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower, Agent, and each Lender whose signature is provided for on the signature pages hereof.

17.2 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each Section applies equally to this entire Agreement.

17.3 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed against the Lender Group or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to accomplish fairly the purposes and intentions of all parties hereto.

17.4 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

17.5 [Reserved].

17.6 Debtor-Creditor Relationship. The relationship between the Lenders and Agent, on the one hand, and the Loan Parties, on the other hand, is solely that of creditor and debtor. No member of the Lender Group has (or shall be deemed to have) any fiduciary relationship or duty to any Loan Party arising out of or in connection with the Loan Documents or the transactions contemplated thereby, and there is no agency or joint venture relationship between the members of the Lender Group, on the one hand, and the Loan Parties, on the other hand, by virtue of any Loan Document or any transaction contemplated therein.

17.7 Counterparts; Electronic Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Agreement but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement. The foregoing shall apply to each other Loan Document mutatis mutandis.

17.8 Revival and Reinstatement of Obligations; Certain Waivers. If any member of the Lender Group repays, refunds, restores, or returns in whole or in part, any payment or property previously paid or transferred to such member of the Lender Group in full or partial satisfaction of any Obligation or on account of any other obligation of any Loan Party under any Loan Document, because the payment, transfer, or the incurrence of the obligation so satisfied is asserted or declared to be void, voidable, or otherwise recoverable under any law relating to creditors’ rights, including provisions of the Bankruptcy Code relating to fraudulent transfers, preferences, or other voidable or recoverable obligations or transfers (each, a “Voidable Transfer”), or because such member of the Lender Group elects to do so on the reasonable advice of its counsel in connection with a claim that the payment, transfer, or incurrence is or may be a Voidable Transfer, then, as to any such Voidable Transfer, or the amount thereof that such member of the Lender Group elects to repay, restore, or return (including pursuant to a settlement of any claim in respect thereof), and as to all reasonable costs, expenses, and attorneys’ fees of such member of the Lender Group related thereto, the liability of the Loan Parties with respect to the amount or property paid, refunded, restored, or returned will automatically and immediately be revived, reinstated, and restored and will exist.

17.9 Confidentiality.

(a) Agent and Lenders each individually (and not jointly or jointly and severally) agree that material, non-public information regarding Borrower and its Subsidiaries, their operations, assets, and existing and contemplated business plans (“Confidential Information”) shall be treated by Agent and the Lenders in a confidential manner, and shall not be disclosed by Agent and the Lenders to Persons who are not parties to this Agreement, except: (i) to attorneys for and other advisors, accountants, auditors, and consultants to any member of the Lender Group and to employees, directors and officers of any member of the Lender Group (the Persons in this clause (i), “Lender Group Representatives”) on a “need to know” basis in connection with this Agreement and the transactions contemplated hereby and on a confidential basis, (ii) to investors, prospective investors, lenders, Subsidiaries and Affiliates of any member of the Lender Group, provided that any such investor, prospective investor, lender, Subsidiary or Affiliate shall have agreed to receive such information hereunder subject to the terms of this Section 17.9, (iii) as may be required by regulatory authorities so long as such authorities are informed of the confidential nature of such information, (iv) as may be required by statute, decision, or judicial or administrative order, rule, or regulation; provided that (x) prior to any disclosure under this clause (iv), the disclosing party agrees to provide Borrower with prior notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior notice to Borrower pursuant to the terms of the applicable statute, decision, or judicial or administrative order, rule, or regulation and (y) any disclosure under this clause (iv) shall be limited to the portion of the Confidential Information as may be required by such statute, decision, or judicial or administrative order, rule, or regulation, (v) as may be agreed to in advance in writing by Borrower, (vi) as requested or required by any Governmental Authority pursuant to any subpoena or other legal process, provided, that, (x) prior to any disclosure under this clause (vi) the disclosing party agrees to provide Borrower with prior written notice thereof, to the extent that it is practicable to do so and to the extent that the disclosing party is permitted to provide such prior written notice to Borrower pursuant to the terms of the subpoena or other legal process and (y) any disclosure under this clause (vi) shall be limited to the portion of the Confidential Information as may be required by such Governmental Authority pursuant to such subpoena or other legal process, (vii) as to any such information that is or becomes generally available to the public (other than as a result of prohibited disclosure by Agent or the Lenders or the Lender Group Representatives), (viii) in connection with any assignment, participation or pledge of any Lender’s interest under this Agreement, provided that prior to receipt of Confidential Information any such assignee, participant, or pledgee shall have agreed in writing to receive such Confidential Information either subject to the terms of this Section 17.9 or pursuant to confidentiality requirements substantially similar to those contained in this Section 17.9 (and such Person may disclose such Confidential Information to Persons employed or engaged by them as described in clause (i) above), (ix) in connection with any litigation or other adversary proceeding involving parties hereto which such litigation or adversary proceeding involves claims related to the rights or duties of such parties under this Agreement or the other Loan Documents; provided, that, prior to any disclosure to any Person (other than any Loan Party, Agent, any Lender, any of their respective Affiliates, or their respective counsel) under this clause (ix) with respect to litigation involving any Person (other than Borrower, Agent, any Lender, any of their respective Affiliates, or their respective counsel), the disclosing party agrees to provide Borrower with prior written notice thereof, and (x) in connection with, and to the extent reasonably necessary for, the exercise of any secured creditor remedy under this Agreement or under any other Loan Document.

(b) Anything in this Agreement to the contrary notwithstanding, Agent and Lenders may disclose information concerning the terms and conditions of this Agreement and the other Loan Documents to loan syndication and pricing reporting services or in its marketing or promotional materials, with such information to consist of deal terms and other information customarily found in such publications or marketing or promotional materials. Borrower and each Subsidiary hereby authorizes and gives permission for Agent, Lenders and their respective Affiliates to use the legal or fictional company name, logo, trademark and/or personal quotes in connection with promotional materials that Agent or any Lender may disseminate to the public relating to Agent or such Lender’s relationship with Borrower. Promotional materials may include, but are not limited to, brochures, video tapes, emails, internet websites, advertising in newspapers and/or other periodicals, lucites, pictures and photographs.

(c) The Loan Parties hereby acknowledge that Agent or its Affiliates may make available to the Lenders materials or information provided by or on behalf of Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks, SyndTrak or another similar electronic system (the “Platform”) and certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”). The Loan Parties shall be deemed to have authorized Agent and its Affiliates and the Lenders to treat Borrower Materials marked “PUBLIC” or otherwise at any time filed with the SEC as not containing any material non-public information with respect to the Loan Parties or their securities for purposes of United States federal and state securities laws. All Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated as “Public Investor” (or another similar term). Agent and its Affiliates and the Lenders shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” or that are not at any time filed with the SEC as being suitable only for posting on a portion of the Platform not marked as “Public Investor” (or such other similar term).

17.10 Survival. All representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Term Loans, regardless of any investigation made by any such other party or on its behalf and notwithstanding that Agent or any Lender may have had notice or knowledge of any Default or Event of Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of, or any accrued interest on, any Term Loan or any fee or any other amount payable under this Agreement is outstanding or unpaid and so long as the Term Commitments have not expired or been terminated.

17.11 Patriot Act. Each Lender that is subject to the requirements of the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the names, address and tax identification numbers of the Loan Parties and other information that will allow such Lender to identify the Loan Parties in accordance with the Patriot Act. In addition, if Agent is required by law or regulation or internal policies to do so, it shall have the right to periodically conduct (a) Patriot Act searches, OFAC/PEP searches, and customary individual background checks for the Loan Parties and (b) OFAC/PEP searches and customary individual background checks for the Loan Parties’ senior management and key principals, and Borrower agrees to cooperate in respect of the conduct of such searches and further agrees that the reasonable costs and charges for such searches shall constitute Lender Group Expenses hereunder and be for the account of Borrower. This notice is given in accordance with the requirements of the Patriot Act and is effective for Agent.

17.12 Integration. This Agreement, together with the other Loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, before the date hereof.

17.13 No Setoff. All payments made by Borrower hereunder or under any note or other Loan Document will be made in immediately available funds and without setoff, counterclaim, or other defense.

17.14 Subordination Agreement. Agent and each Lender hereunder, by its acceptance of the benefits provided hereunder, (a) agrees that it will be bound by, and will take no actions contrary to, the provisions of the Subordination Agreement, and (b) authorizes and instructs Agent to enter into the Subordination Agreement as Agent on behalf of each Lender. Agent and each Lender hereby agrees that the terms, conditions and provisions contained in this Agreement are subject to the Subordination Agreement and, in the event of a conflict between the terms of the Subordination Agreement and this Agreement, the terms of the Subordination Agreement shall govern and control.

[Signature pages to follow.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

BORROWER:	NUVERRA ENVIRONMENTAL SOLUTIONS, INC., a Delaware corporation

	By:	/s/ Edward A. Lang
	Name:	Edward A. Lang
	Title:	Executive Vice President and Chief Financial Officer

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Agent

By:	/s/ Geoffrey J. Lewis
Name:	Geoffrey J. Lewis
Title:	Vice President

ASCRIBE II INVESTMENTS LLC, as a Lender

By:	/s/ Lawrence First
Name:	Lawrence First
Title:	Managing Director

ASCRIBE III INVESTMENTS LLC, as a Lender

By:	/s/ Lawrence First
Name:	Lawrence First
Title:	Managing Director

ECF VALUE FUND, LP, as a Lender

By:	/s/ Jeffrey Gates
Name:	Jeffrey Gates
Title:	President

ECF VALUE FUND II, LP, as a Lender

By:	/s/ Jeffrey Gates
Name:	Jeffrey Gates
Title:	President

ECF VALUE FUND INTERNATIONAL MASTER, LP, as a Lender

By:	/s/ Jeffrey Gates
Name:	Jeffrey Gates
Title:	President

Schedule 1.1

As used in the Agreement, the following terms shall have the following definitions:

“Accounting Changes” means changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants (or successor thereto or any agency with similar functions).

“Administrative Questionnaire” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Affected Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Affiliate” means, as applied to any Person, any other Person who controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” means the possession, directly or indirectly through one or more intermediaries, of the power to direct the management and policies of a Person, whether through the ownership of Equity Interests, by contract, or otherwise. Notwithstanding the foregoing, no Lender shall be deemed to be an Affiliate of a Loan Party.

“Agent” has the meaning specified therefor in the preamble to the Agreement.

“Agent-Related Persons” means Agent, together with its Affiliates, controlling persons and their respective directors, officers, employees, partners, advisors, agents and other representatives of each of the foregoing and their respective successors.

“Agent’s Account” means the Deposit Account of Agent identified on Schedule A-1 to the Agreement (or such other Deposit Account of Agent that has been designated as such, in writing, by Agent to Borrower and the Lenders).

“Agreement” means the Bridge Term Loan Credit Agreement to which this Schedule 1.1 is attached.

“Application Event” means the occurrence and continuance of (a) a failure by Borrower to repay the Obligations in full on the Maturity Date, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments be applied pursuant to Section 2.4(b)(ii) of the Agreement.

“Assignee” has the meaning specified therefor in Section 13.1(a) of the Agreement.

“Assignment and Acceptance” means an Assignment and Acceptance Agreement substantially in the form of Exhibit A-1 to the Agreement.

“Authorized Person” means any one of the individuals identified on Schedule A-2 to the Agreement, as such schedule is updated from time to time by written notice from Borrower to Agent.

Schedule 1.1 - Page 1

“Bankruptcy Code” means Chapter 11 of title 11 of the United States Code.

“Board of Directors” means, as to any Person, the board of directors (or comparable managers) of such Person, or any committee thereof duly authorized to act on behalf of the board of directors (or comparable managers).

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Borrower” has the meaning specified therefor in the preamble to the Agreement.

“Borrower Materials” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Borrowing” means a borrowing consisting of Term Loans made on the same day by the Lenders.

“Business Day” means any day excluding Saturday, Sunday, and any day which is a legal holiday under the laws of the State of New York or which is a day on which Agent is otherwise closed for transacting business with the public.

“CFC” means a controlled foreign corporation (as that term is defined in the IRC).

“Change in Law” means the occurrence after the date of the Agreement of: (a) the adoption or effectiveness of any law, rule, regulation, judicial ruling, judgment or treaty, (b) any change in any law, rule, regulation, judicial ruling, judgment or treaty or in the administration, interpretation, implementation or application by any Governmental Authority of any law, rule, regulation, guideline or treaty, or (c) the making or issuance by any Governmental Authority of any request, rule, guideline or directive, whether or not having the force of law; provided that notwithstanding anything in the Agreement to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives concerning capital adequacy promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall, in each case, be deemed to be a “Change in Law,” regardless of the date enacted, adopted or issued.

“Change of Control” means that:

(a) Gates Capital Management LLC and Ascribe Capital LLC shall cease to own and control legally and beneficially (free and clear of all Liens), either directly or indirectly, equity securities in Borrower representing more than 40% of the combined voting power of all of equity securities entitled to vote for members of the board of directors or equivalent governing body of Borrower; or

Schedule 1.1 - Page 2

(b) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) other than the Equity Investors becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 35% or more of the Equity Interests of Borrower entitled to vote for members of the board of directors or equivalent governing body of Borrower on a fully-diluted basis (and taking into account all such securities that such “person” or “group” has the right to acquire pursuant to any option right); or

(c) during any period of 12 consecutive months, individuals who at the beginning of such period were members of Borrower’s board of directors cease for any reason to constitute a majority of the directors of Borrower then in office unless (i) such new directors were elected by a majority of the directors of Borrower who constituted the board of directors of Borrower at the beginning of such period (or by directors so elected) or by the stockholders pursuant to the nomination of the existing directors, or (ii) the reason for such directors failing to constitute a majority is a result of retirement by directors due to age, death or disability, or

(d) Borrower shall cease, directly or indirectly, to own and control legally and beneficially all of the Equity Interests in the other Loan Parties; or

(e) a “Change of Control” (as defined in the First Lien Credit Agreement or the Second Lien Credit Agreement) shall occur.

“China Water” means China Water and Drinks, Inc., a Delaware corporation.

“Clearwater Acquisition” has the meaning set forth in the recitals to the Agreement.

“Clearwater Acquisition Agreement” means the Equity Purchase Agreement, dated as of October 5, 2018, among David Niederst Irrevocable Trust and Stillwater Seven, LLC as sellers and Nuverra Ohio Disposal LLC, as buyer, as amended and in effect from time to time to the extent permitted herein.

“Clearwater Entities” means, collectively, Clearwater Five, Clearwater Solutions and Clearwater Three.

“Clearwater Five” has the meaning set forth in the recitals to the Agreement.

“Clearwater Solutions” has the meaning set forth in the recitals to the Agreement.

“Clearwater Three” has the meaning set forth in the recitals to the Agreement.

“Clearwater Transactions” means (a) the Clearwater Acquisition and the other transactions contemplated by the Clearwater Acquisition Agreement, (b) the entering into of this Agreement and the other Loan Documents, (c) the entering into the First Lien Amendment and any related First Lien Loan Documents and (d) the payment of all fees and expenses in connection herewith and therewith.

Schedule 1.1 - Page 3

“Closing Date” means the date of the making of the initial Term Loans (or other extension of credit) under the Agreement.

“Competitor” means any Person which is a direct competitor of Borrower or its Subsidiaries if, at the time of a proposed assignment, the assigning Lender has actual knowledge that such Person is a direct competitor of Borrower or its Subsidiaries; provided, that in connection with any assignment or participation, the Assignee or Participant with respect to such proposed assignment or participation that is an investment bank, a commercial bank, a finance company, a fund, or other Person which merely has an economic interest in any such direct competitor, and is not itself such a direct competitor of Borrower or its Subsidiaries, shall not be deemed to be a direct competitor for the purposes of this definition.

“Confidential Information” has the meaning specified therefor in Section 17.9(a) of the Agreement.

“Default” means an event, condition, or default that, with the giving of notice, the passage of time, or both, would be an Event of Default.

“Designated Account” means the Deposit Account of Borrower identified on Schedule D-1 to the Agreement (or such other Deposit Account of Borrower located at Designated Account Bank that has been designated as such, in writing, by Borrower to Agent).

“Designated Account Bank” has the meaning specified therefor in Schedule D-1 to the Agreement (or such other bank that is located within the United States that has been designated as such, in writing, by Borrower to Agent).

“Designated Price” means the 20-day volume weighted average price of the common stock of Borrower preceding the issuance of a press release or other similar public announcement of the Clearwater Acquisition.

“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests), pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Term Loans and all other Obligations that are accrued and payable and the termination of the Term Commitments), (b) are redeemable at the option of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for the scheduled payments of dividends in cash, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is 180 days after the Maturity Date.

“Dollars” or “$” means United States dollars.

Schedule 1.1 - Page 4

“Environmental Action” means any written complaint, summons, citation, notice, directive, order, claim, litigation, investigation, judicial or administrative proceeding, judgment, letter, or other written communication from any Governmental Authority, or any third party involving violations of or liability under Environmental Laws or releases of Hazardous Materials, including without limitation (a) from any assets, properties, or businesses of any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest, (b) from adjoining properties or businesses, or (c) from or onto any facilities which received Hazardous Materials generated by any Borrower, any Subsidiary of a Borrower, or any of their predecessors in interest.

“Environmental Law” means any applicable federal, state, provincial, foreign or local statute, law, rule, regulation, ordinance, code, binding and enforceable guideline, binding and enforceable written policy, or rule of common law now or hereafter in effect and in each case as amended, or any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, in each case, to the extent binding on Borrower or its Subsidiaries, relating to the environment, the effect of the environment on human health, employee health, or Hazardous Materials, in each case as amended from time to time.

“Environmental Liabilities” means all liabilities, monetary obligations, losses, damages, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts, or consultants, and costs of investigation and feasibility studies and diminution in value), fines, penalties, sanctions, and interest incurred as a result of any claim or demand, or Remedial Action required, by any Governmental Authority or any third party, and which relate to any Environmental Action or otherwise relating to or arising under any Environmental Laws or Environmental Permits.

“Environmental Permits” means all permits, licenses, consents, authorizations and registrations required under Environmental Laws.

“Equity Interests” means, with respect to a Person, all of the shares, options, warrants, interests, participations, or other equivalents (regardless of how designated) of or in such Person, whether voting or nonvoting, including capital stock (or other ownership or profit interests or units), preferred stock, or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Exchange Act).

“Equity Investors” means Mark D. Johnsrud, Gates Capital Management LLC, Ascribe Capital LLC and their respective Affiliates.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute thereto.

“ERISA Affiliate” means (a) any Person subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(b), (b) any trade or business subject to ERISA whose employees are treated as employed by the same employer as the employees of Borrower or its Subsidiaries under IRC Section 414(c), (c) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any organization subject to ERISA that is a member of an affiliated service group of which Borrower or any of its Subsidiaries is a member under IRC Section 414(m), or (d) solely for purposes of Section 302 of ERISA and Section 412 of the IRC, any Person subject to ERISA that is a party to an arrangement with Borrower or any of its Subsidiaries and whose employees are aggregated with the employees of Borrower or its Subsidiaries under IRC Section 414(o).

Schedule 1.1 - Page 5

“Event of Default” has the meaning specified therefor in Section 8 of the Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as in effect from time to time.

“Excluded Taxes” means (i) any tax imposed on the net income or net profits of any Lender or any Participant (including any branch profits taxes), in each case imposed by the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender or such Participant is organized or the jurisdiction (or by any political subdivision or taxing authority thereof) in which such Lender’s or such Participant’s principal office is located in each case as a result of a present or former connection between such Lender or such Participant and the jurisdiction or taxing authority imposing the tax (other than any such connection arising solely from such Lender or such Participant having executed, delivered or performed its obligations or received payment under, or enforced its rights or remedies under the Agreement or any other Loan Document); (ii) taxes resulting from a Lender’s or a Participant’s failure to comply with the requirements of Section 16.2 of the Agreement, (iii) any United States federal withholding taxes that would be imposed on amounts payable to a Foreign Lender pursuant to a law in effect at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), except (A) any amount that such Foreign Lender (or its assignor, if any) was previously entitled to receive pursuant to Section 16.1 of the Agreement, if any, with respect to such withholding tax at the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), and (B) additional United States federal withholding taxes that may be imposed after the time such Foreign Lender becomes a party to the Agreement (or designates a new lending office), as a result of a change in law, rule, regulation, order or other decision with respect to any of the foregoing by any Governmental Authority, and (iv) any United States federal withholding taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the IRC, as of the date of the Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Fee Letter” means, collectively, that certain fee letter, dated as of even date with the Agreement, between Borrower and Agent.

“First Lien Agent” means the “Agent” under and as defined in the First Lien Credit Agreement.

“First Lien Amendment” means First Amendment to the First Lien Credit Agreement, dated the date hereof, among the First Lien Agent, the Borrower and each other party thereto from time to time as a loan party thereunder.

Schedule 1.1 - Page 6

“First Lien Credit Agreement” means that certain First Lien Credit Agreement, dated as of August 7, 2017, by and among ACF FinCo I LP, the First Lien Agent, the First Lien Lenders, Borrower and each other Person party thereto from time to time as a loan party thereunder, as amended and in effect from time to time.

“First Lien Indebtedness” means the Indebtedness evidenced by the First Lien Loan Documents.

“First Lien Lenders” means each of the “Lenders” under and as defined in the First Lien Credit Agreement.

“First Lien Loan Documents” means the First Lien Credit Agreement and each other agreement, document and instrument executed and delivered in connection therewith, as amended and in effect from time to time.

“First Lien Obligations” means the “Obligations” as defined in the First Lien Credit Agreement.

“Foreign Lender” means any Lender or Participant that is not a United States person within the meaning of IRC section 7701(a)(30).

“Funding Date” means the date on which a Borrowing occurs.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

“Governing Documents” means, with respect to any Person, the certificate or articles of incorporation, by-laws, or other organizational documents of such Person.

“Governmental Authority” means the government of any nation or any political subdivision thereof, whether at the national, state, territorial, provincial, municipal or any other level, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of, or pertaining to, government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means (a) each Subsidiary of Borrower organized in the United States of America as of the Closing Date, and (b) each other Person that becomes a guarantor after the Closing Date pursuant to Section 5.6 of the Agreement; provided that it is understood and agreed that (i) Nuverra Rocky Mountain and (ii) China Water shall each not be required to become a guarantor hereunder so long as it remains an Immaterial Subsidiary (and that, in either case, upon ceasing to be an Immaterial Subsidiary, it shall within 10 Business Days take all actions required under the Loan Documents, including Section 5.6 of the Agreement, to become a guarantor hereunder and take all actions incidental thereto).

“Guaranty Agreement” means the guaranty agreement, dated as of even date with the Agreement, in form and substance reasonably satisfactory to Agent, executed and delivered by Borrower and each of the Guarantors to Agent.

Schedule 1.1 - Page 7

“Hazardous Materials” means (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as “hazardous substances,” “hazardous materials,” “hazardous wastes,” “toxic substances,” or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or “EP toxicity”, (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources, (c) any flammable substances or explosives or any radioactive materials, and (d) asbestos in any form or electrical equipment that contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of 50 parts per million.

“Hedge Agreement” means a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code.

“Immaterial Subsidiaries” means any Subsidiary of Borrower which does not (a) own any assets (other than assets of a de minimis nature), (b) have any liabilities (other than liabilities of a de minimis nature), or (c) engage in any business activity and “Immaterial Subsidiary” means any one of them. As of the Closing Date, Nuverra Rocky Mountain and China Water are Immaterial Subsidiaries.

“Indebtedness” as to any Person means (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations in respect of letters of credit, bankers acceptances, or other financial products, (c) all obligations of such Person as a lessee under Capital Leases, (d) all obligations or liabilities of others secured by a Lien on any asset of such Person, irrespective of whether such obligation or liability is assumed, (e) all obligations of such Person to pay the deferred purchase price of assets (other than trade payables incurred in the ordinary course of business and repayable in accordance with customary trade practices and, for the avoidance of doubt, other than royalty payments payable in the ordinary course of business in respect of non-exclusive licenses) and any Earn-Out required to be paid in cash or similar obligation, (f) all monetary obligations of such Person owing under Hedge Agreements (which amount shall be calculated based on the amount that would be payable by such Person if the Hedge Agreement were terminated on the date of determination), (g) any Disqualified Equity Interests of such Person, and (h) any obligation of such Person guaranteeing or intended to guarantee (whether directly or indirectly guaranteed, endorsed, co-made, discounted, or sold with recourse) any obligation of any other Person that constitutes Indebtedness under any of clauses (a) through (g) above. For purposes of this definition, (i) the amount of any Indebtedness represented by a guaranty or other similar instrument shall be the lesser of the principal amount of the obligations guaranteed and still outstanding and the maximum amount for which the guaranteeing Person may be liable pursuant to the terms of the instrument embodying such Indebtedness, and (ii) the amount of any Indebtedness which is limited or is non-recourse to a Person or for which recourse is limited to an identified asset shall be valued at the lesser of (A) if applicable, the limited amount of such obligations, and (B) if applicable, the fair market value of such assets securing such obligation.

“Indemnified Liabilities” has the meaning specified therefor in Section 10.3 of the Agreement.

Schedule 1.1 - Page 8

“Indemnified Person” has the meaning specified therefor in Section 10.3 of the Agreement.

“Indemnified Taxes” means, any Taxes other than Excluded Taxes.

“Insolvency Proceeding” means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other state or federal bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

“Interest Rate” means 11.0% per annum.

“IRC” means the Internal Revenue Code of 1986, as in effect from time to time.

“Lender” has the meaning set forth in the preamble to the Agreement and shall also include any other Person made a party to the Agreement pursuant to the provisions of Section 13.1 of the Agreement and “Lenders” means each of the Lenders or any one or more of them.

“Lender Group” means each of the Lenders and Agent, or any one or more of them.

“Lender Group Expenses” means all (a) costs or expenses (including taxes and insurance premiums) required to be paid by Borrower or its Subsidiaries under any of the Loan Documents that are paid, advanced, or incurred by the Lender Group, (b) documented out-of-pocket fees or charges paid or incurred by Agent in connection with the Lender Group’s transactions with Borrower or its Subsidiaries under any of the Loan Documents, including, without limitation, the reasonable out-of-pocket fees and expenses of Agent’s outside counsel (limited, in the case of the fees and disbursements of counsel, to the fees, disbursements and other out-of-pocket charges of one primary counsel and, if reasonably necessary or advisable, any special counsel, one local counsel in any relevant jurisdiction, and special Delaware bankruptcy counsel) and out-of-pocket costs incurred in connection with travel and due diligence, photocopying, notarization, couriers and messengers, telecommunication, public record searches, filing fees, recording fees, publication, real estate surveys, real estate title policies and endorsements, and environmental audits, (c) Agent’s customary fees and charges imposed or incurred in connection with any background checks or OFAC/PEP searches related to Borrower or its Subsidiaries, (d) Agent’s customary fees and charges (as adjusted from time to time) with respect to the disbursement of funds (or the receipt of funds) to or for the account of Borrower (whether by wire transfer or otherwise), together with any out-of-pocket costs and expenses incurred in connection therewith, (e) customary charges imposed or incurred by Agent resulting from the dishonor of checks payable by or to any Loan Party, (f) reasonable documented out-of-pocket costs and expenses paid or incurred by the Lender Group to correct any default or enforce any provision of the Loan Documents, (g) consulting or advisory fees and expenses of Agent and fees and expenses related to any field examinations, appraisals, or valuation, (h) Agent’s and Lenders’ reasonable costs and expenses (including reasonable documented attorneys’ fees and expenses) relative to third party subpoenas, claims or any other lawsuit or adverse proceeding paid or incurred, whether in enforcing or defending the Loan Documents or otherwise in connection with the transactions contemplated by the Loan Documents or the Lender Group’s relationship

Schedule 1.1 - Page 9

with Borrower or any of its Subsidiaries, (i) Agent’s reasonable documented costs and expenses (including reasonable documented attorneys’ fees and due diligence expenses) incurred in advising, structuring, drafting, reviewing, administering (including travel, meals, and lodging), syndicating (including reasonable costs and expenses relative to the CUSIP, DXSyndicate™, SyndTrak or other communication costs incurred in connection with a syndication of the loan facilities), or amending, waiving, or modifying the Loan Documents, and (j) Agent’s and each Lender’s reasonable documented costs and expenses (including reasonable documented attorneys, accountants, consultants, and other advisors fees and expenses) incurred in terminating, enforcing (including attorneys, accountants, consultants, and other advisors fees and expenses incurred in connection with a “workout,” a “restructuring,” or an Insolvency Proceeding concerning Borrower or any of its Subsidiaries or in exercising rights or remedies under the Loan Documents), or defending the Loan Documents, irrespective of whether a lawsuit or other adverse proceeding is brought.

“Lender Group Representatives” has the meaning specified therefor in Section 17.9 of the Agreement.

“Lender-Related Person” means, with respect to any Lender, such Lender, together with such Lender’s Affiliates, officers, directors, employees, attorneys, and agents.

“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment, charge, deposit arrangement, encumbrance, easement, lien (statutory or other), security interest, or other security arrangement and any other preference, priority, or preferential arrangement of any kind or nature whatsoever, including any conditional sale contract or other title retention agreement, the interest of a lessor under a Capital Lease and any synthetic or other financing lease having substantially the same economic effect as any of the foregoing.

“Loan Account” has the meaning specified therefor in Section 2.9 of the Agreement.

“Loan Documents” means the Agreement, the Fee Letter, the Subordination Agreement, the Guaranty Agreement, any note or notes executed by Borrower in connection with the Agreement and payable to any member of the Lender Group, and any other instrument or agreement entered into, now or in the future, by Borrower or any of its Subsidiaries and any member of the Lender Group in connection with the Agreement.

“Loan Party” means Borrower or any Guarantor.

“Margin Stock” as defined in Regulation U of the Board of Governors as in effect from time to time.

“Material Adverse Effect” means (a) a material adverse effect in the business, operations, results of operations, assets, liabilities or financial condition of Borrower and its Subsidiaries, taken as a whole, or (b) a material impairment of Borrower’s and its Subsidiaries ability to perform their obligations under the Loan Documents to which they are parties or of the Lender Group’s ability to enforce the Obligations (other than as a result of as a result of an action taken or not taken that is solely in the control of Agent).

Schedule 1.1 - Page 10

“Material Contract” means each contract or instrument to which Borrower or any of its Subsidiaries is a party or by which Borrower, any of its Subsidiaries or any of their properties is bound (a) which is deemed to be a material contract as provided in Regulation S-K promulgated by the SEC under the Securities Act, or (b) the termination or suspension of which, or the failure of any party thereto to perform its obligations thereunder, could reasonably be expected to cause a Material Adverse Effect.

“Maturity Date” means April 5, 2019.

“Net Cash Proceeds” means the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of Borrower or such Subsidiary in connection with the Rights Offering, after deducting therefrom only (i) reasonable fees, commissions, and expenses related thereto and required to be paid by Borrower or such Subsidiary in connection with the Rights Offering, and (ii) taxes paid or payable to any taxing authorities by Borrower or such Subsidiary in connection with the Rights Offering, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable to a Person that is not an Affiliate of Borrower or any of its Subsidiaries, and are properly attributable to such transaction.

“Non-Consenting Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Nuverra Rocky Mountain” means Nuverra Rocky Mountain Pipeline, LLC, a Delaware limited liability company, together with any direct or indirect subsidiaries thereof formed or acquired after the Closing Date, and any successors or assigns of the foregoing entities (provided, that in no event shall any such successors or assigns be a Loan Party or other direct or indirect Subsidiary of a Loan Party).

“Obligations” means all loans (including the Term Loan), debts, principal, interest (including any interest that accrues after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), premiums, liabilities (including all amounts charged to the Loan Account pursuant to the Agreement), obligations (including indemnification obligations), fees (including the fees provided for in the Fee Letter), Lender Group Expenses (including any fees or expenses that accrue after the commencement of an Insolvency Proceeding, regardless of whether allowed or allowable in whole or in part as a claim in any such Insolvency Proceeding), guaranties, and all covenants and duties of any other kind and description owing by any Loan Party arising out of, under, pursuant to, in connection with, or evidenced by the Agreement or any of the other Loan Documents and irrespective of whether for the payment of money, whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including all interest not paid when due and all other expenses or other amounts that Borrower is required to pay or reimburse by the Loan Documents or by law or otherwise in connection with the Loan Documents. Without limiting the generality of the foregoing, the Obligations of Borrower under the Loan Documents include the obligation to pay (i) the principal of the Term Loans, (ii) interest accrued on the Term Loans, (iii) Lender Group Expenses, (iv) fees payable under the Agreement or any of the other Loan Documents, and (v) indemnities and other amounts payable by any Loan Party under any Loan Document. Any reference in the Agreement or in the Loan Documents to the Obligations shall include all or any portion thereof and any extensions, modifications, renewals, or alterations thereof, both prior and subsequent to any Insolvency Proceeding.

Schedule 1.1 - Page 11

“OFAC” means The Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Originating Lender” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant” has the meaning specified therefor in Section 13.1(e) of the Agreement.

“Participant Register” has the meaning set forth in Section 13.1(j) of the Agreement.

“Patriot Act” has the meaning specified therefor in Section 4.11 of the Agreement.

“Person” means natural persons, corporations, limited liability companies, limited partnerships, general partnerships, limited liability partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

“Platform” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Projections” means Borrower’s forecasted (a) balance sheets, (b) profit and loss statements, and (c) cash flow statements, all prepared on a basis consistent with Borrower’s historical financial statements, together with appropriate supporting details and a statement of underlying assumptions.

“Pro Rata Share” means, as of any date of determination:

(a) with respect to a Lender’s obligation to make all or a portion of the Term Loans, with respect to such Lender’s right to receive payments of interest, fees, and principal with respect to the Term Loans, and with respect to all other computations and other matters related to the Term Commitments or the Term Loans, the percentage obtained by dividing (i) the Term Loan Exposure of such Lender by (ii) the aggregate Term Loan Exposure of all Lenders, and

(b) with respect to all other matters and for all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), the percentage obtained by dividing (i) the Term Loan Exposure of such Lender by (ii) the aggregate Term Loan Exposure of all Lenders, in any such case as the applicable percentage may be adjusted by assignments permitted pursuant to Section 13.1; provided, that if all of the Term Loans have been repaid in full and all Term Commitments have been terminated, Pro Rata Share under this clause shall be determined as if the Term Loans had not been repaid, collateralized, or terminated and shall be based upon the Term Loan Exposures as they existed immediately prior to their repayment, collateralization, or termination.

Schedule 1.1 - Page 12

“Public Lender” has the meaning specified therefor in Section 17.9(c) of the Agreement.

“Qualified Equity Interests” means and refers to any Equity Interests issued by Borrower (and not by one or more of its Subsidiaries) that is not a Disqualified Equity Interest.

“Real Property” means any estates or interests in real property now owned or hereafter acquired by Borrower or its Subsidiaries and the improvements thereto.

“Record” means information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.

“Register” has the meaning set forth in Section 13.1(i) of the Agreement.

“Registered Loan” has the meaning set forth in Section 13.1(i) of the Agreement.

“Related Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course and that is administered, advised or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.

“Remedial Action” means all actions taken to (a) clean up, remove, remediate, contain, treat, monitor, assess, evaluate, or in any way address Hazardous Materials in the indoor or outdoor environment, (b) prevent or minimize a release or threatened release of Hazardous Materials so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment, (c) restore or reclaim natural resources or the environment, (d) perform any pre-remedial studies, investigations, or post-remedial operation and maintenance activities, or (e) conduct any other actions with respect to Hazardous Materials required by Environmental Laws.

“Replacement Lender” has the meaning specified therefor in Section 2.13(b) of the Agreement.

“Required Lenders” means, at any time, Lenders whose aggregate Pro Rata Shares (calculated under clause (d) of the definition of Pro Rata Shares) exceed 66 2⁄3%.

“Rights Offering” means that certain rights offering of Borrower pursuant to which Borrower anticipates dividending to the holders of its common stock subscription rights to purchase shares of the common stock of Borrower on a pro rata basis with an aggregate purchase price of $32,500,000 (with the value of such common stock being determined based on the Designated Price thereof).

“Sanctioned Entity” means (a) a country or a government of a country, (b) an agency of the government of a country, (c) an organization directly or indirectly controlled by a country or its government, (d) a Person resident in or determined to be resident in a country, in each case, that is subject to a country sanctions program administered and enforced by OFAC.

Schedule 1.1 - Page 13

“Sanctioned Person” means a person named on the list of Specially Designated Nationals maintained by OFAC.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by OFAC or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“SEC” means the United States Securities and Exchange Commission and any successor thereto.

“Second Lien Agent” means the “Agent” under and as defined in the Second Lien Credit Agreement.

“Second Lien Amendment” means First Amendment to the Second Lien Credit Agreement, dated the date hereof, among the Second Lien Agent, the Borrower and each other party thereto from time to time as a loan party thereunder.

“Second Lien Credit Agreement” means that certain Second Lien Term Loan Credit Agreement, dated as of August 7, 2017, by and among Wilmington Savings Fund Society, FSB, the Second Lien Lenders and Borrower, as amended and in effect from time to time.

“Second Lien Indebtedness” means the Indebtedness evidenced by the Second Lien Loan Documents.

“Second Lien Lenders” means each of the “Lenders” under and as defined in the Second Lien Credit Agreement.

“Second Lien Loan Documents” means the Second Lien Credit Agreement and each other agreement, document and instrument executed and delivered in connection therewith, as amended and in effect from time to time.

“Second Lien Obligations” means the “Obligations” as defined in the Second Lien Credit Agreement.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Securitization” has the meaning specified therefor in Section 13.1(h) of the Agreement.

“Solvent” means, with respect to any Person as of any date of determination, that (a) such Person is not engaged or about to engage in a business or transaction for which the remaining assets of such Person are unreasonably small in relation to the business or transaction or for which the property remaining with such Person is an unreasonably small capital, and (b) such Person has not incurred and does not intend to incur, or reasonably believe that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise), and (c) such Person is “solvent” or not “insolvent”, as applicable within the meaning given those terms

Schedule 1.1 - Page 14

and similar terms under applicable laws relating to fraudulent transfers and conveyances (provided, that this clause (c) shall exclude any definition of “solvent” or “insolvent” which is defined as at fair valuations, the sum of such Person’s debts and liabilities (including contingent liabilities) is less than all of such Person’s assets). For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subordination Agreement” means the Subordination Agreement, dated of even date herewith, by and among Agent, the First Lien Agent, the Second Lien Agent, Borrower and each other obligor party thereto, as the same may be amended, restated, supplemented or otherwise modified from time to time.

“Subsidiary” of a Person means a corporation, partnership, limited liability company, or other entity in which that Person directly or indirectly owns or controls the Equity Interests having ordinary voting power to elect a majority of the Board of Directors of such corporation, partnership, limited liability company, or other entity.

“Taxes” means any taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein, and all interest, penalties or similar liabilities with respect thereto.

“Tax Lender” has the meaning specified therefor in Section 14.2(a) of the Agreement.

“Term Commitment” means, with respect to each Lender, its Term Commitment, and, with respect to all Lenders, their Term Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.

“Term Loan” has the meaning specified therefor in Section 2.2(a) of the Agreement.

“Term Loan Exposure” means, with respect to any Lender, as of any date of determination (a) prior to the termination of the Term Commitments, the amount of such Lender’s Term Commitment, and (b) after the termination of the Term Commitments, the aggregate outstanding principal amount of the Term Loans of such Lender.

“United States” means the United States of America.

“Voidable Transfer” has the meaning specified therefor in Section 17.8 of the Agreement.

Schedule 1.1 - Page 15

Schedule 3.1

The effectiveness of this Agreement is subject to the fulfillment, to the satisfaction of Agent and each Lender, of each of the following conditions precedent:

(a) the Closing Date shall occur on or before October 5, 2018;

(b) Agent shall have received each of the following documents, in form and substance satisfactory to Agent, duly executed and delivered, and each such document shall be in full force and effect:

(i) this Agreement;

(ii) the Guaranty Agreement;

(iii) the Subordination Agreement;

(iv) the Fee Letter,

(v) the First Lien Amendment, and

(vi) the Second Lien Amendment;

(c) Agent shall have received a certificate from a responsible officer of each Loan Party:

(i) attesting to the resolutions of such Loan Party’s board of directors authorizing its execution, delivery, and performance of the Loan Documents to which it is a party,

(ii) authorizing specific officers of such Loan Party to execute the same, attesting to the incumbency and signatures of such specific officers of such Loan Party,

(iii) attesting to copies of each Loan Party’s Governing Documents, as amended, modified, or supplemented to the Closing Date, which Governing Documents shall be (A) certified by the responsible officer of such Loan Party, and (B) with respect to Governing Documents that are charter documents, certified as of a recent date (not more than 30 days prior to the Closing Date) by the appropriate governmental official,

(iv) attesting to certificates of status with respect to each Loan Party, dated within 14 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdiction of organization of such Loan Party, which certificates shall indicate that such Loan Party is in good standing in such jurisdiction, and

(v) attesting to certificates of status with respect to each Loan Party, each dated within 30 days of the Closing Date, such certificates to be issued by the appropriate officer of the jurisdictions (other than the jurisdiction of organization of such Loan Party) in which such Loan Party’s failure to be duly qualified or licensed would constitute a Material Adverse Effect, which certificates shall indicate that such Loan Party is in good standing in such jurisdictions;

Schedule 3.1 - Page 1

(d) Since December 31, 2017, there shall not have occurred a Material Adverse Effect;

(e) Agent shall have received an opinion of the Loan Parties’ counsel in form and substance satisfactory to Agent;

(f) (i) The Lenders shall have completed their business and legal due diligence, including (i) review of Borrower’s and its Subsidiaries’ (including the Clearwater Entities’) books and records and verification of Borrower’s representations and warranties to Agent and the Lenders, the results of which shall be satisfactory to the Lenders, (ii) satisfactory review by the Lenders of all contracts with Federal, state, municipal and governmental agencies, (iii) a review of Borrower’s and its Subsidiaries’ (including the Clearwater Entities’) insurance and (iv) a review of (A) a quality of earnings report of Borrower and its Subsidiaries (including the Clearwater Entities), (B) all Material Contracts, and (C) all surety bonds, licenses and permits, each of which shall be satisfactory to the Lenders;

(g) The Lenders shall have received completed reference and background checks with respect to Borrower’s senior management, the results of which are satisfactory to the Lenders in their sole discretion;

(h) Borrower shall have paid all Lender Group Expenses incurred in connection with the transactions contemplated by this Agreement and the other Loan Documents;

(i) Borrower and each of its Subsidiaries shall have received all licenses, approvals or evidence of other actions required by any Governmental Authority in connection with the execution and delivery by Borrower or its Subsidiaries of the Loan Documents or with the consummation of the transactions contemplated thereby;

(j) the Clearwater Acquisition shall have been consummated (or shall be consummated contemporaneously with the making of the Term Loan hereunder) in accordance with the Clearwater Acquisition Agreement; and

(k) all other documents and legal matters in connection with the transactions contemplated by this Agreement and the other Loan Documents shall have been delivered, executed, or recorded and shall be in form and substance satisfactory to Agent.

Schedule 3.1 - Page 2